Exhibit 10.4

CREDIT AGREEMENT

among

BEA SYSTEMS, INC.,

as Borrower,

THE LENDERS NAMED HEREIN,

as Lenders,

and

KEYBANK NATIONAL ASSOCIATION,

as Lead Arranger and Administrative Agent,

WELLS FARGO BANK, N.A.,

as Syndication Agent,

ABN AMRO BANK N.V.,

as Co-Documentation Agent,

BANK OF AMERICA, N.A.,

as Co-Documentation Agent,

and

COMERICA BANK,

as Co-Documentation Agent

dated as of

October 12, 2004

i

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Notice of Loan
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Acceptance Agreement
Exhibit E	Borrower Investment Policy
Exhibit F	Form of Guaranty of Payment
Exhibit G	Form of Pledge Agreement

TABLE OF CONTENTS

Pages
Schedule 1	Commitment of Lenders
Schedule 2	Guarantors of Payment
Schedule 3	Pledged Securities
Schedule 5.8	Indebtedness
Schedule 5.9	Liens
Schedule 6.1	Subsidiaries

This CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of the 12th day of October, 2004, among:

(a) BEA SYSTEMS, INC., a Delaware corporation (“Borrower”);

(b) the lenders listed on Schedule 1 hereto and each other Eligible Transferee, as hereinafter defined, that becomes a party hereto pursuant to Section 10.10 hereof (collectively, the “Lenders” and, individually, each a “Lender”);

(c) KEYBANK NATIONAL ASSOCIATION, as lead arranger and administrative agent for the Lenders under this Agreement (“Agent”);

(d) WELLS FARGO BANK, N.A., as syndication agent;

(e) ABN AMRO BANK N.V., as co-documentation agent;

(f) BANK OF AMERICA, N.A., as co-documentation agent; and

(g) COMERICA BANK, as co-documentation agent.

WITNESSETH:

WHEREAS, Borrower, Agent and the Lenders desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrower upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.

“Advantage” shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Obligations, if such payment results in that Lender having less than its pro rata share of the Obligations then outstanding.

“Affiliate” shall mean any Person, directly or indirectly, controlling, controlled by or under common control with a Company and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

“Agent Fee Letter” shall mean the Agent Fee Letter between Borrower and Agent, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Applicable Commitment Fee Rate” shall mean:

(a) for the period from the Closing Date through the date of Agent’s receipt of the Compliance Certificate pursuant to Section 5.3(c) hereof for the fiscal quarter of Borrower ending October 31, 2004, thirty (30) basis points; and

(b) commencing on the next Business Day after Agent’s receipt of the Compliance Certificate for the fiscal quarter of Borrower ending October 31, 2004 and thereafter, the number of basis points set forth in the following matrix, based upon the Senior Leverage Ratio for the most recently completed fiscal quarter, as computed in the Compliance Certificate for such fiscal quarter:

Senior Leverage Ratio	Applicable Commitment Fee Rate
Greater than or equal to 1.50 to 1.00	45.00 basis points
Greater than or equal to 1.25 to 1.00 but less than 1.50 to 1.00	40.00 basis points
Greater than or equal to 1.00 to 1.00 but less than 1.25 to 1.00	35.00 basis points
Greater than or equal to 0.50 to 1.00 but less than 1.00 to 1.00	30.00 basis points
Less than 0.50 to 1.00	25.00 basis points

Changes to the Applicable Commitment Fee Rate shall be effective on the next Business Day after Agent receives, pursuant to Section 5.3(c) hereof, the Compliance Certificate. The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VII and VIII hereof. Notwithstanding anything herein to the contrary, during any period when Borrower shall have failed to timely deliver the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the Compliance Certificate is delivered, the Applicable Commitment Fee Rate shall be the highest rate per annum indicated in the above pricing grid regardless of the Senior Leverage Ratio at such time.

“Applicable Margin” shall mean:

(a) for the period from the Closing Date through the date of Agent’s receipt of the Compliance Certificate pursuant to Section 5.3(c) hereof for the fiscal quarter of Borrower ending October 31, 2004, one hundred twelve and one half (112.50) basis points for Eurodollar Loans and zero (0.00) basis points for Base Rate Loans; and

(b) commencing on the next Business Day after Agent’s receipt of the Compliance Certificate for the fiscal quarter of Borrower ending October 31, 2004 and thereafter, the number of basis points (depending upon whether Loans are Eurodollar Loans or Base Rate Loans) set forth in the following matrix, based upon the Senior Leverage Ratio for the most recently completed fiscal quarter, as computed in the Compliance Certificate for such fiscal quarter:

Senior Leverage Ratio	Applicable Basis Points for Eurodollar Loans	Applicable Basis Points for Base Rate Loans
Greater than or equal to 1.50 to 1.00	225.00	37.50
Greater than or equal to 1.25 to 1.00 but less than 1.50 to 1.00	150.00	0.00
Greater than or equal to 1.00 to 1.00 but less than 1.25 to 1.00	125.00	0.00
Greater than or equal to 0.50 to 1.00 but less than 1.00 to 1.00	112.50	0.00
Less than 0.50 to 1.00	100.00	0.00

Changes to the Applicable Margin shall be effective on the next Business Day after Agent receives, pursuant to Section 5.3(c) hereof, the Compliance Certificate. The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VII and VIII hereof. Notwithstanding anything herein to the contrary, during any period when Borrower shall have failed to timely deliver the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the Compliance Certificate is delivered, the Applicable Margin shall be the highest rate per annum indicated in the above pricing grid regardless of the Senior Leverage Ratio at such time.

“Assignment Agreement” shall mean an Assignment and Acceptance Agreement in the form of the attached Exhibit D.

“Authorized Officer” shall mean a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to Agent) to handle certain administrative matters in connection with this Agreement.

“Base Rate” shall mean a rate per annum equal to the greater of (a) the Prime Rate or (b) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate. Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

“Base Rate Loan” shall mean a Revolving Loan described in Section 2.2 hereof, that shall be denominated in Dollars and on which Borrower shall pay interest at a rate based on the Derived Base Rate.

“Borrower Investment Policy” shall mean the investment policy of Borrower attached hereto as Exhibit E.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banks in Cleveland, Ohio are authorized or required to close, and, if the applicable Business Day relates to a Eurodollar Loan, a day of the year on which dealings in deposits are carried on in the London interbank Eurodollar market.

“Capital Distribution” shall mean a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, for the purchase, acquisition, redemption, repurchase or retirement of any capital stock or other equity interest of such Company or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest.

“Capitalized Lease Obligations” shall mean obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalent Investments” shall mean investments made by Borrower or a Guarantor of Payment pursuant to the Borrower Investment Policy, as the same may be amended from time to time to include other Cash Equivalents.

“Cash Equivalents” shall mean (a) securities issued by, or directly, unconditionally and fully guaranteed or insured by, the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person; (b) securities issued by, or directly, unconditionally and fully guaranteed or insured by, any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s or Moody’s; (c) time deposits, certificates of deposit or bankers’ acceptances of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia or any United States branch of a foreign bank having, capital and surplus aggregating in excess of Five Hundred Million Dollars ($500,000,000) and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such Person; (d) repurchase obligations with a term of not more than thirty (30)

days for underlying securities of the types described in subpart (a) above entered into with any bank meeting the qualifications specified in subpart (c) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (e) commercial paper issued by any Person incorporated in the United States rated at least A-2 or the equivalent thereof by Standard & Poor’s or at least P-2 or the equivalent thereof by Moody’s, and in each case maturing not more than one year after the date of acquisition by such Person; (f) investments in money market funds substantially all of whose assets are comprised of securities of the types described in subparts (a) through (e) above; and (g) demand deposit accounts maintained in the ordinary course of business.

“Change in Control” shall mean (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as then in effect), of shares representing more than twenty-five percent (25%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Borrower; (b) during any period of twelve (12) consecutive months, the occupation of a majority of the seats (other than vacant seats) on the board of directors or other governing body of Borrower by Persons who were neither (i) nominated by the board of directors or other governing body of Borrower nor (ii) appointed by directors so nominated; or (c) the occurrence of a change in control, or other similar provision, as defined in any Material Indebtedness Agreement (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing).

“Closing Date” shall mean the effective date of this Agreement as set forth in the first paragraph of this Agreement.

“Closing Fee Letter” shall mean the Closing Fee Letter between Borrower and Agent, dated as of the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Commitment” shall mean the obligation hereunder of the Lenders, during the Commitment Period, to make Loans pursuant to the Revolving Credit Commitments, up to the Total Commitment Amount.

“Commitment Percentage” shall mean, for each Lender, the percentage set forth opposite such Lender’s name under the column headed “Commitment Percentage”, as listed in Schedule 1 hereto.

“Commitment Period” shall mean the period from the Closing Date to October 12, 2008, or such earlier date on which the Commitment shall have been terminated pursuant to Article VIII hereof.

“Companies” shall mean Borrower and all Subsidiaries.

“Company” shall mean Borrower or a Subsidiary.

“Compliance Certificate” shall mean a certificate, substantially in the form of the attached Exhibit C.

“Confidential Information” shall mean all confidential or proprietary information about the Companies that has been furnished by any Company to Agent or any Lender, whether furnished before or after the Closing Date and regardless of the manner in which it is furnished, but does not include any such information that (a) is or becomes generally available to the public other than as a result of a disclosure by Agent or such Lender not permitted by this Agreement, (b) was available to Agent or such Lender on a nonconfidential basis prior to its disclosure to Agent or such Lender or (c) becomes available to Agent or such Lender on a nonconfidential basis from a Person other than a Company that is not, to the best knowledge of Agent or such Lender, acting in violation of a confidentiality agreement with a Company or is not otherwise prohibited from disclosing the information to Agent or such Lender.

“Consideration” shall mean, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid for such Acquisition.

“Consolidated” shall mean the resultant consolidation of the financial statements of Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.13 hereof.

“Consolidated Current Liabilities” shall mean, at any date, the current liabilities of Borrower, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Depreciation and Amortization Charges” shall mean, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, as determined on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such period plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) Consolidated Interest Expense, (b) Consolidated Income Tax Expense, (c) Consolidated Depreciation and Amortization Charges, and (d) (i) extraordinary or unusual losses or charges, expenses related to the issuance of employee stock options, and any non-cash extraordinary items that do not result in cash payments or accruals, that were included in the calculation of Consolidated Net Earnings for such period, minus (ii) extraordinary or unusual gains not incurred in the ordinary course of business but that were included in the calculation of Consolidated Net Earnings for such period.

“Consolidated Funded Indebtedness” shall mean, at any date, all Indebtedness (including, but not limited to, current, long-term and Subordinated Indebtedness) of Borrower, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Income Tax Expense” shall mean, for any period, all provisions for taxes based on the gross or net income of Borrower (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), and all franchise taxes of Borrower, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, the interest expense of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Net Earnings” shall mean, for any period, the net income (loss) of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Net Worth” shall mean, at any date, the stockholders’ equity of Borrower, determined as of such date on a Consolidated basis and in accordance with GAAP.

“Consolidated Senior Funded Indebtedness” shall mean, at any date, Consolidated Funded Indebtedness less Subordinated Indebtedness of the Companies.

“Consolidated Tangible Net Worth” shall mean, at any date, (a) all assets (other than patents, goodwill, treasury stock and other intangibles) of Borrower, minus (b) total liabilities (other than Subordinated Indebtedness) of Borrower, as determined on a Consolidated basis and in accordance with GAAP.

“Controlled Group” shall mean a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).

“Convertible Subordinated Documents” shall mean the Convertible Subordinated Note Agreement, the Convertible Subordinated Notes, and any other agreement entered into or delivered in connection therewith.

“Convertible Subordinated Indebtedness” shall mean the Subordinated Indebtedness under or in respect of the Convertible Subordinated Notes, in the original principal amount of up to Five Hundred Fifty Million Dollars ($550,000,000).

“Convertible Subordinated Note Agreement” shall mean the Indenture dated as of December 15, 1999 between Borrower and State Street Bank and Trust Company of California, N.A., and any replacement or additional agreement, or amendment to such agreement, provided that such any such replacement or additional agreement or amendment shall be in compliance with Section 5.23 hereof and the other provisions of this Agreement.

“Convertible Subordinated Noteholders” shall mean any Holder, as defined in the Convertible Subordinated Note Agreement, of the Convertible Subordinated Notes.

“Convertible Subordinated Notes” shall mean those certain four percent (4%) Convertible Subordinated Notes due December 15, 2006, and any other promissory notes issued pursuant to the Convertible Subordinated Note Agreement, as the same may from time to time be amended, restated or otherwise modified as permitted herein.

“Credit Event” shall mean the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan to a Eurodollar Loan or the continuation by the Lenders of a Eurodollar Loan after the end of the applicable Interest Period.

“Credit Party” shall mean Borrower and any Subsidiary or other Affiliate that is a Guarantor of Payment.

“Default” shall mean an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if applicable, all of the Lenders) in writing.

“Default Rate” shall mean (a) with respect to any Loan, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate from time to time in effect.

“Derived Base Rate” shall mean a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Base Rate Loans plus the Base Rate.

“Derived Eurodollar Rate” shall mean a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Eurodollar Loans plus the Eurodollar Rate.

“Dollar” or the sign $ shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean a Subsidiary that is not a Foreign Subsidiary.

“Dormant Subsidiary” shall mean a Company that (a) is not a Credit Party, (b) has aggregate assets of less than Five Hundred Thousand Dollars ($500,000), and (c) has no direct or indirect Subsidiaries with aggregate assets for all such Subsidiaries of more than Five Hundred Thousand Dollars ($500,000).

“Eligible Transferee” shall mean a commercial bank, financial institution or other “accredited investor” (as defined in SEC Regulation D) that is not Borrower, a Subsidiary or an Affiliate.

“Environmental Laws” shall mean all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders-in-council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of, or regulation of the discharge of substances into, the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Event” shall mean (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

“ERISA Plan” shall mean an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Loan” shall mean a Revolving Loan described in Section 2.2 hereof, that shall be denominated in Dollars and on which Borrower shall pay interest at a rate based upon the Derived Eurodollar Rate.

“Eurodollar Rate” shall mean, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/100th of 1%) by dividing (a) the rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed on British Bankers Association Interest Rate LIBOR 01 or 02 as provided by Reuters (or, if for any reason such rate is unavailable from Reuters, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters) as the rate in the London interbank market for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Eurodollar Rate shall be the average (rounded upward to the nearest 1/100th of 1%) of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an affiliate of Agent, in Agent’s discretion) by prime banks in any Eurodollar market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan hereunder; by (b) 1.00 minus the Reserve Percentage.

“Event of Default” shall mean an event or condition that shall constitute an event of default as defined in Article VII hereof.

“Excluded Subsidiary” shall mean a Subsidiary that meets both of the following requirements: (a) such Subsidiary has aggregate consolidated assets, based on the book value of such assets, as determined at the time of Acquisition of such Subsidiary or, if later, on the last day of the most recently completed fiscal year of Borrower, of less than two percent (2%) of the book value of the Consolidated assets of Borrower; and (b) such Subsidiary has aggregate consolidated revenues for the most recently completed four fiscal quarters of such Subsidiary, of less than five percent (5%) of the Consolidated revenues of Borrower, for the most recently completed fiscal quarter of Borrower.

“Excluded Taxes” shall mean net income taxes (and franchise taxes imposed in lieu of net income taxes) imposed on Agent or any Lender by the Governmental Authority located in the jurisdiction where Agent or such Lender is organized (other than any such connection arising solely from Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

“Financial Officer” shall mean any of the following officers: Chief Executive Officer, President, Chief Financial Officer, Senior Vice President of Finance or Treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of Borrower.

“First-Tier Material Foreign Subsidiary” shall mean a direct Foreign Subsidiary of Borrower or a Domestic Subsidiary (other than an Excluded Subsidiary).

“Foreign Subsidiary” shall mean a Subsidiary that is organized outside of the United States.

“GAAP” shall mean generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of Borrower.

“Governmental Authority” shall mean any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” shall mean a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” shall mean each of the Companies set forth on Schedule 2 hereto, that are each executing and delivering a Guaranty of Payment, or any other Person that shall deliver a Guaranty of Payment to Agent subsequent to the Closing Date.

“Guaranty of Payment” shall mean each Guaranty of Payment, in substantially the form of the attached Exhibit F, executed and delivered on or after the Closing Date in connection with this Agreement by the Guarantors of Payment, as the same may from time to time be amended, restated or otherwise modified.

“Hedge Agreement” shall mean any (a) hedge agreement, interest rate swap, basis swap agreement, cap, collar or floor agreement, or other interest rate management device (including forward rate agreements) entered into by a Company with any Person in connection with any Indebtedness of such Company, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company with any Person.

“Indebtedness” shall mean, for any Company (excluding in all cases trade payables payable in the ordinary course of business by such Company), without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets, (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement, (f) all synthetic leases, (g) all lease obligations that have been or should be capitalized on the books of such Company in accordance with GAAP, (h) all obligations of such Company with respect to asset securitization financing programs, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of any partnership in which such Company is a general partner and there is recourse against such Company, (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts (a) through (k) hereof.

“Interest Adjustment Date” shall mean the last day of each Interest Period.

“Interest Period” shall mean, with respect to a Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the last day of such period, as selected by Borrower pursuant to the provisions hereof, and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by Borrower pursuant to the provisions hereof. The duration of each Interest Period for a Eurodollar Loan shall be one month, two months, three months or six months, in each case as Borrower may select upon notice, as set forth in Section 2.5 hereof; provided that, if Borrower shall fail to so select the duration of any Interest Period for a Eurodollar Loan at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, Borrower shall be deemed to have continued, at the end of the then current Interest Period, such Eurodollar Loan as a Eurodollar Loan with a one month Interest Period.

“Lien” shall mean any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, leasing (other than operating leases), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.

“Liquidity Ratio” shall mean, as determined for the most recently completed fiscal quarter of Borrower, on a Consolidated basis and in accordance with GAAP, the ratio of (a) the sum, for the Companies, of (i) cash on hand, (ii) Cash Equivalent Investments, and (iii) net accounts receivables (excluding accounts receivable owing from any Affiliate, shareholder or employee of a Company); to (b) Consolidated Current Liabilities.

“Loan” shall mean a Revolving Loan.

“Loan Documents” shall mean, collectively, this Agreement, each Note, each Guaranty of Payment, each Pledge Agreement, the Agent Fee Letter and the Closing Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or financial condition of the Companies taken as a whole, (b) the ability of Borrower to perform its obligations under this Agreement or any of the other Loan Documents, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Agent or the Lenders hereunder or thereunder.

“Material Indebtedness Agreement” shall mean any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing any Indebtedness of any Company or the Companies in excess of the amount of Twenty-Five Million Dollars ($25,000,000).

“Maximum Amount” shall mean, for each Lender, the amount set forth opposite such Lender’s name under the column headed “Maximum Amount” as set forth on Schedule 1 hereto, subject to decreases determined pursuant to Section 2.8(c) hereof and assignments of interests pursuant to Section 10.10 hereof.

“Minimum Cash Balance” shall mean cash and Cash Equivalent Investments of the Companies not subject to any Lien or any other type of encumbrance or restriction.

“Multiemployer Plan” shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Note” shall mean a Revolving Credit Note or any other promissory note delivered pursuant to this Agreement.

“Notice of Loan” shall mean a Notice of Loan in the form of the attached Exhibit B.

“Obligations” shall mean, collectively, (a) all Indebtedness and other obligations incurred by Borrower to Agent, or any Lender pursuant to this Agreement and includes the principal of and interest on all Loans, (b) each extension, renewal or refinancing of the foregoing, in whole or in part, and (c) the commitment and other fees and any prepayment fees payable hereunder.

“Organizational Documents” shall mean, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise, ad valorem or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, use taxes, value added taxes, charges or similar taxes or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or its successor.

“Pension Plan” shall mean an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Permitted Investment” shall mean an investment of a Company in the stock (or other debt or equity instruments) of a Person (exclusive of investments in Wholly-Owned Subsidiaries), so long as the aggregate amount of all such investments of all Companies, after the Closing Date, does not exceed an aggregate amount equal to twenty percent (20%) of Consolidated Tangible Net Worth (as determined from time to time for the most recently completed fiscal quarter of Borrower) during the Commitment Period.

“Permitted Receivables Facility” shall mean an accounts receivable facility whereby the Companies sell or transfer the accounts receivables of the Companies to the Receivables Subsidiary which in turn transfers to a buyer, purchaser or lender undivided fractional interests in such accounts receivable, so long as (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) under such Permitted Receivables Facility is guaranteed by any Company, (b) there is no recourse or obligation to any Company (other than the Receivables Subsidiary) whatsoever other than pursuant to customary representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with such Permitted Receivables Subsidiary, and (c) no Company (other than the Receivables Subsidiary) provides, either directly or indirectly, any other credit support of any kind in connection with such Permitted Receivables Facility other than as set forth in subpart (b) of this definition.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.

“Pledge Agreement” shall mean a Pledge Agreement, in substantially the form of the attached Exhibit G, relating to the Pledged Securities, executed and delivered by Borrower in favor of Agent, for the benefit of the Lenders, dated as of the Closing Date, and any other Pledge Agreement, in substantially the form of the attached Exhibit G, executed by Borrower or any Domestic Subsidiary on or after the Closing Date, as any of the foregoing may from time to time be amended, restated or otherwise modified.

“Pledged Securities” shall mean sixty-five percent (65%) of the shares of capital stock or other equity interest of a First-Tier Material Foreign Subsidiary, whether now owned or hereafter acquired or created, and all proceeds thereof (Schedule 3 hereto lists, as of the Closing Date, all of the Pledged Securities).

“Prime Rate” shall mean the interest rate established from time to time by Agent as Agent’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

“Receivables Subsidiary” shall mean a Wholly-Owned Subsidiary of Borrower that is established as a “bankruptcy remote” Subsidiary for the sole purpose of acquiring accounts receivable under the Permitted Receivables Facility and that shall not engage in any activities other than in connection with the Permitted Receivables Facility.

“Regularly Scheduled Payment Date” shall mean the last day of each January, April, July and October of each year.

“Related Writing” shall mean each Loan Document and any other assignment, financial statement, audit report or other writing furnished by Borrower, or any of its officers, to Agent or the Lenders pursuant to or otherwise in connection with this Agreement.

“Reportable Event” shall mean a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

“Required Lenders” shall mean the holders of at least fifty-one percent (51%) of the Total Commitment Amount, or, if there is any borrowing hereunder, the holders of at least fifty-one percent (51%) of the Revolving Credit Exposure; provided, however, that, if there shall be two or more Lenders, Required Lenders shall constitute at least two Lenders.

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property.

“Reserve Percentage” shall mean for any day that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Restricted Payment” shall mean, with respect to any Company, (a) any amount paid in redemption (including any mandatory redemption or optional redemption), retirement, repurchase, direct or indirect, of (i) any shares of any class of capital stock or other equity interests of such Company, or (ii) the Convertible Subordinated Notes or any other Subordinated Indebtedness; or (b) the exercise by such Company of any right of defeasance or covenant defeasance or similar right with respect to the Convertible Subordinated Notes or any other Subordinated Indebtedness.

“Revolving Credit Commitment” shall mean the obligation hereunder, during the Commitment Period, of each Lender to make Revolving Loans up to the Maximum Amount for such Lender.

“Revolving Credit Exposure” shall mean, at any time, the aggregate principal amount of all Revolving Loans outstanding.

“Revolving Credit Note” shall mean a Revolving Credit Note executed and delivered pursuant to Section 2.4 hereof.

“Revolving Loan” shall mean a Loan made to Borrower by the Lenders in accordance with Section 2.2 hereof.

“SEC” shall mean the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Senior Leverage Ratio” shall mean as determined on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated Senior Funded Indebtedness (for the most recently completed fiscal quarter of Borrower) to (b) Consolidated EBITDA (for the most recently completed four fiscal quarters of Borrower).

“Subordinated” shall mean, as applied to Indebtedness, Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance reasonably satisfactory to Agent and the Required Lenders) in favor of the prior payment in full of the Obligations.

“Subsidiary” of a Company shall mean (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by such Company or by one or more other subsidiaries of such Company or by such Company and one or more subsidiaries of such Company, (b) a partnership, limited liability company or unlimited liability company of which such Company, one or more other subsidiaries of such Company or such Company and one or more subsidiaries of such Company, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which such Company, one or more other subsidiaries of such Company or such Company and one or more subsidiaries of such Company, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person.

“Taxes” shall mean any and all present or future taxes of any kind, including but not limited to, levies, imposts, duties, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties, additions to taxes or similar liabilities with respect thereto) other than Excluded Taxes.

“Total Commitment Amount” shall mean Two Hundred Fifteen Million Dollars ($215,000,000) (or such lesser amount as shall be determined pursuant to Section 2.8(c) hereof).

“Voting Power” shall mean, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Welfare Plan” shall mean an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

“Wholly-Owned Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company or other entity, at least ninety-nine percent (99%) of the securities or other ownership interest of which having ordinary Voting Power to elect a majority of the board of directors, or other persons performing similar functions (other than directors’ qualifying shares as required by law), are at the time directly or indirectly owned by such Person.

Section 1.2. Accounting Terms. Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

Section 1.3. Terms Generally. The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms.

ARTICLE II. AMOUNT AND TERMS OF CREDIT

Section 2.1. Amount and Nature of Credit.

(a) Subject to the terms and conditions of this Agreement, the Lenders, during the Commitment Period and to the extent hereinafter provided, shall make Loans to Borrower in such aggregate amount as Borrower shall request pursuant to the Commitment; provided, however, that in no event shall the Revolving Credit Exposure be in excess of the Total Commitment Amount.

(b) Each Lender, for itself and not one for any other, agrees to make Loans, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by Borrower:

(i) the aggregate outstanding principal amount of Loans made by such Lender shall not be in excess of the Maximum Amount for such Lender; and

(ii) such aggregate outstanding principal amount of Loans made by such Lender shall represent that percentage of the aggregate principal amount of all Loans then outstanding that shall be such Lender’s Commitment Percentage. Each borrowing from the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders.

(c) The Loans may be made as Revolving Loans as described in Section 2.2 hereof.

Section 2.2. Revolving Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Lenders shall make a Revolving Loan or Revolving Loans to Borrower in such amount or amounts as Borrower may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Total Commitment Amount. Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans or Eurodollar Loans. Subject to the provisions of this Agreement, Borrower shall be entitled under this Section 2.2 to borrow funds, repay the same in whole or in part and re-borrow hereunder at any time and from time to time during the Commitment Period.

Section 2.3. Interest.

(a) Revolving Loans.

(i) Base Rate Loan. Borrower shall pay interest on the unpaid principal amount of a Base Rate Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect. Interest on such Base Rate Loan shall be payable, commencing October 31, 2004, and on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

(ii) Eurodollar Loans. Borrower shall pay interest on the unpaid principal amount of each Eurodollar Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin), at the Derived Eurodollar Rate. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period shall exceed three months, the interest must be paid every three months, commencing three months from the beginning of such Interest Period).

(b) Default Rate. Anything herein to the contrary notwithstanding, if an Event of Default shall occur, upon the election of the Required Lenders, (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, and (ii) in the case of any other amount then due and owing from Borrower hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate; provided that, during an Event of Default under Section 7.1(b) or 7.12 hereof, the applicable Default Rate shall apply without any election or action on the part of Agent or any Lender.

(c) Limitation on Interest. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Agent or any Lender shall receive interest in an amount that exceeds the Maximum

Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 2.4. Evidence of Indebtedness. The obligation of Borrower to repay the Revolving Loans made by each Lender and to pay interest thereon shall be evidenced by a Revolving Credit Note of Borrower in the form of the attached Exhibit A, payable to the order of such Lender in the principal amount of its Revolving Credit Commitment, or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Lender.

Section 2.5. Notice of Credit Event; Funding of Loans.

(a) Notice of Credit Event. Borrower, through an Authorized Officer, shall provide to Agent a Notice of Loan prior to (i) 1:00 P.M. (Eastern time) one Business Day prior to the proposed date of borrowing or conversion of any Base Rate Loan, (ii) 1:00 P.M. (Eastern time) three Business Days prior to the proposed date of borrowing, conversion or continuation of any Eurodollar Loan.

(b) Funding of Loans. Agent shall notify each Lender of the date, amount and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan, and, in any event, by 2:00 P.M. (Eastern time) on the date such Notice of Loan is received. On the date that the Credit Event set forth in such Notice of Loan is to occur, each such Lender shall provide to Agent, not later than 3:00 P.M. (Eastern time), the amount in Dollars in federal or other immediately available funds, required of it. If Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Lender, Agent shall have the right, upon prior notice to Borrower, to debit any account of Borrower or otherwise receive such amount from Borrower, on demand, in the event that such Lender shall fail to reimburse Agent in accordance with this subsection. Agent shall also have the right to receive interest from such Lender at the Federal Funds Effective Rate in the event that such Lender shall fail to provide its portion of the Loan on the date requested and Agent shall elect to provide such funds.

(c) Conversion of Loans. At the request of Borrower to Agent, subject to the notice and other provisions of this Section 2.5, the Lenders shall convert a Base Rate Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto.

(d) Minimum Amount. Each request for:

(i) a Base Rate Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased in increments of Five Hundred Thousand Dollars ($500,000); and

(ii) a Eurodollar Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased in increments of Five Hundred Thousand Dollars ($500,000).

(e) Interest Periods. At no time shall Borrower request that Eurodollar Loans be outstanding for more than ten different Interest Periods, and, if a Base Rate Loan is outstanding, then Eurodollar Loans shall be limited to nine different Interest Periods at any time.

Section 2.6. Payment on Loans and Other Obligations.

(a) Payments Generally. Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b) Payments from Borrower. All payments (including prepayments) to Agent of any Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by Borrower under this Agreement, shall be made in Dollars. All payments described in this subsection (b) shall be remitted to Agent, at the address of Agent for notices referred to in Section 10.4 hereof, for the account of the Lenders not later than 3:00 P.M. (Eastern time) on the due date thereof in immediately available funds. Any such payments received by Agent after 3:00 P.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

(c) Payments to Lenders. Upon Agent’s receipt of payments hereunder, Agent shall immediately distribute to each Lender its ratable share, if any, of the amount of principal, interest, and commitment and other fees received by Agent for the account of such Lender. Payments received by Agent shall be delivered to the Lenders in immediately available funds. Each Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans and Eurodollar Loans, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Borrower under this Agreement or any Note. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans set forth on the records of Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal and interest owing to each Lender.

(d) Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided, however, that, with respect to any Eurodollar Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

Section 2.7. Prepayment.

(a) Right to Prepay. Borrower shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the Lenders, all or any part of the principal amount of the Loans, as designated by Borrower. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid. Prepayments of Base Rate Loans shall be without any premium or penalty.

(b) Notice of Prepayment. Borrower shall give Agent notice of prepayment of a Base Rate Loan not later than 1:00 P.M. (Eastern time) on the Business Day on which such prepayment is to be made and written notice of the prepayment of any Eurodollar Loan not later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made.

(c) Minimum Amount. Each prepayment of a Loan shall be in the principal amount of not less than One Million Dollars ($1,000,000), increased by increments of Five Hundred Thousand Dollars ($500,000), or if the outstanding balance is less, the entire principal amount thereof then outstanding, except in the case of a mandatory payment pursuant to Section 2.10 or Article III hereof.

Section 2.8. Commitment and Other Fees; Reduction of Commitment.

(a) Commitment Fee. Borrower shall pay to Agent, for the ratable account of the Lenders, as a consideration for the Commitment, a commitment fee from the Closing Date to and including the last day of the Commitment Period, payable quarterly, at a rate per annum equal to (i) the Applicable Commitment Fee Rate in effect on the payment date, multiplied by (ii) (A) the average daily Total Commitment Amount in effect during such quarter minus (B) the average daily Revolving Credit Exposure during such quarter. The commitment fee shall be payable in arrears, on October 31, 2004 and on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

(b) Agent Fee. Borrower shall pay to Agent, for its sole benefit, the fees set forth in the Agent Fee Letter.

(c) Optional Reduction of Commitment. Borrower may at any time and from time to time permanently reduce in whole or ratably in part the Commitment to an amount not less than the then existing Revolving Credit Exposure, by giving Agent not fewer than three Business Days’ written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000). Agent shall promptly notify each Lender of the date of each such reduction and such Lender’s proportionate share thereof. After each such reduction, the commitment fees payable hereunder shall be calculated upon the Total Commitment Amount as so reduced. If Borrower reduces in whole the Commitment, on the effective date of such reduction (Borrower having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest and commitment and other fees accrued and unpaid shall exist), all of the Notes shall be delivered to Agent marked “Canceled” and Agent shall redeliver such Notes to Borrower. Any partial reduction in the Commitment shall be effective during the remainder of the Commitment Period.

Section 2.9. Computation of Interest and Fees. Interest on Loans and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed.

Section 2.10. Mandatory Payment. If, at any time, the Revolving Credit Exposure shall exceed the Total Commitment Amount, Borrower shall, as promptly as practicable, but in no event later than the next Business Day, prepay an aggregate principal amount of the Loans sufficient to bring the Revolving Credit Exposure within the Total Commitment Amount. Any prepayment of a Eurodollar Loan pursuant to this Section 2.10 shall be subject to the prepayment provisions set forth in Article III hereof.

Section 2.11. Designated Senior Debt. Borrower hereby designates all Obligations now or hereafter incurred or otherwise outstanding under the Loan Documents to be “Designated Senior Debt”, as defined in the Convertible Subordinated Note Agreement.

ARTICLE III. ADDITIONAL PROVISIONS RELATING

TO EURODOLLAR LOANS; INCREASED CAPITAL; TAXES

Section 3.1. Requirements of Law.

(a) If, after the Closing Date (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or (ii) the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(A) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes and Excluded Taxes which are governed by Section 3.2 hereof);

(B) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(C) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall pay to such Lender, promptly after receipt of a written request therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), such Lender shall promptly notify Borrower (with a copy to Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that, after the Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender or corporation with respect to capital adequacy), then from time to time, upon submission by such Lender to Borrower (with a copy to Agent) of a written request therefor (which shall include the method for calculating such amount), Borrower shall promptly pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by any Lender to Borrower (with a copy to Agent) shall be conclusive absent manifest error. In determining any such additional amounts, such Lender may use any method of averaging and attribution that it (in its sole discretion) shall deem applicable. The obligations of Borrower pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.1 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.1 for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Lender notifies Borrower of the Requirement of Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor.

Section 3.2. Taxes.

(a) All payments made by any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes or Other Taxes. If any Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to Agent or any Lender hereunder, the amounts so payable to Agent or such Lender shall be increased to the extent necessary to yield to Agent or such Lender (after deducting, withholding and payment of all Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents.

(b) In addition, the Credit Parties shall pay Taxes and Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Taxes or Other Taxes are required to be withheld and paid by a Credit Party, such Credit Party shall timely withhold and pay such taxes to the relevant Governmental Authorities. As promptly as possible thereafter, such Credit Party shall send to Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Credit Party showing payment thereof or other evidence of payment reasonably acceptable to Agent or such Lender. If such Credit Party shall fail to pay any Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to Agent the required receipts or other required documentary evidence, such Credit Party shall indemnify Agent and the appropriate Lenders on demand for any incremental taxes, interest or penalties that may become payable by Agent or such Lender as a result of any such failure.

(d) If any Lender shall be so indemnified by a Credit Party, such Lender shall use reasonable efforts to obtain the benefits of any refund, deduction or credit for any taxes or other amounts with respect to the amount paid by such Credit Party and shall reimburse such Credit Party to the extent, but only to the extent, that such Lender shall receive a refund with respect to the amount paid by such Credit Party or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of such Lender) of the United States or any state or subdivision or any other Governmental Authority thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to such Lender. If, at the time any audit of such Lender’s income tax return is completed, such Lender determines, based on such audit, that it shall not have been entitled to the full amount of any refund reimbursed to such Credit Party as aforesaid or that its net income taxes shall not have been reduced by a credit or deduction for the full amount reimbursed to such Credit Party as aforesaid, such Credit Party, upon request of such Lender, shall promptly pay to such Lender the amount so refunded to which such Lender shall not have been so entitled, or the amount by which the net income taxes of such Lender shall not have been so reduced, as the case may be.

(e) Each Lender that is not (i) a citizen or resident of the United States of America, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or (iii) an estate or trust that is subject to federal income taxation regardless of the source of its income (any such Person, a “Non-U.S. Lender”) shall deliver to Borrower and Agent two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement with respect to such interest and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Credit Parties under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or such other Loan Document. In addition, each Non-U.S. Lender shall deliver such forms or appropriate replacements promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify Borrower at any time it determines that such Lender is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this subsection (e), a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection (e) that such Non-U.S. Lender is not legally able to deliver.

(f) For any period with respect to which a Non-U.S. Lender (as defined in subsection (e) above) has failed to provide Borrower with the appropriate form, statement or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which the form otherwise is not required under subsection (e) above), such Non-U.S. Lender shall not be entitled to indemnification under Section 3.2(a), (b) or (c) with respect to any additional Taxes imposed by the United States solely by reason of such failure.

(g) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which a Credit Party is located, or any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document shall use reasonable efforts to deliver to Borrower (with a copy to Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided, that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(h) The agreements in this Section 3.2 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable hereunder.

Section 3.3. Funding Losses. Borrower agrees to indemnify each Lender, promptly after receipt of a written request therefor, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by Borrower in making any prepayment of or conversion from Eurodollar Loans after Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a Eurodollar Loan on a day that is not the last day of an Interest Period applicable thereto, or (d) any conversion of a Eurodollar Loan to a Base Rate Loan on a day that is not the last day of an Interest Period applicable thereto. Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market. A certificate as to any amounts payable pursuant to this Section 3.3 submitted to Borrower (with a copy to Agent) by any Lender shall be conclusive absent manifest error. The obligations of Borrower pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.4. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.1 or 3.2(a) hereof with respect to such Lender, it will, if requested by Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office (or an affiliate of such Lender, if practical for such Lender) for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section shall affect or postpone any of the obligations of Borrower or the rights of any Lender pursuant to Section 3.1 or 3.2(a) hereof.

Section 3.5. Eurodollar Rate Lending Unlawful; Inability to Determine Rate.

(a) If any Lender shall determine (which determination shall, upon notice thereof to Borrower and Agent, be conclusive and binding on Borrower) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a Eurodollar Loan, the obligations of such Lender to make, continue or convert any such Eurodollar Loan shall, upon such determination, be suspended until such Lender shall notify Agent that the circumstances causing such suspension no longer exist, and all outstanding Eurodollar Loans payable to such Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.

(b) If Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain such Eurodollar Loan shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Eurodollar Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

Section 3.6. Replacement of Lenders. Borrower shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to Section 3.1 or 3.2(a), or asserts its inability to make a Eurodollar Loan pursuant to Section 3.5 hereof; provided that (a) such replacement does not conflict with any Requirement of Law, (b) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (c) prior to any such replacement, such Lender shall have taken no action under Section 3.4 so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.1 or 3.2(a) or, if it has taken any action, such request has still been made, (d) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement and assume all commitments and obligations of such replaced Lender, (e) Borrower shall be liable to such replaced Lender under Section 3.3 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (f) the replacement financial institution, if not already a Lender, shall be satisfactory to Agent, (g) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.10 hereof (provided that Borrower (or the succeeding Lender, if such Lender is willing) shall be obligated to pay the assignment fee referred to therein), and (h) until such time as such replacement shall be consummated, Borrower shall pay all additional amounts (if any) required pursuant to Section 3.1 or 3.2(a), as the case may be.

ARTICLE IV. CONDITIONS PRECEDENT

Section 4.1. Conditions to Each Credit Event. The obligation of the Lenders to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:

(a) all conditions precedent as listed in Section 4.2 hereof required to be satisfied prior to the first Credit Event shall have been satisfied prior to or as of the first Credit Event;

(b) Borrower shall have submitted a Notice of Loan and otherwise complied with Section 2.5 hereof;

(c) no Default or Event of Default shall then exist or immediately after such Credit Event would exist; and

(d) each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date.

Each request by Borrower for a Credit Event shall be deemed to be a representation and warranty by Borrower as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c) and (d) above.

Section 4.2. Conditions to the First Credit Event. The obligation of the Lenders to participate in the first Credit Event is subject to Borrower satisfying each of the following conditions prior to or concurrently with such Credit Event:

(a) Notes. Borrower shall have executed and delivered to each Lender a Revolving Credit Note.

(b) Guaranties of Payment. Each Guarantor of Payment shall have executed and delivered to Agent a Guaranty of Payment.

(c) Pledge Agreement. Borrower and each Domestic Subsidiary that has a First-Tier Material Foreign Subsidiary shall have executed and delivered to Agent, for the benefit of the Lenders, a Pledge Agreement, in form and substance satisfactory to Agent, that provides, among other things, for a pledge of sixty-five percent (65%) of the capital stock of each First-Tier Material Foreign Subsidiary of such Company.

(d) Officer’s Certificate, Resolutions, Organizational Documents. Each Credit Party shall have delivered to Agent an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of such Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which such Credit Party is a party, and (ii) the Organizational Documents of such Credit Party.

(e) Good Standing and Full Force and Effect Certificates. Borrower shall have delivered to Agent a good standing certificate, full force and effect certificate or similar certificate, as the case may be, for each Credit Party, issued on or not more than five Business Days prior to the Closing Date by the Secretary of State in the states of California and Delaware, that evidences such Credit Party’s authority to engage in business in such states and a tax good standing certificate issued by the State of California Franchise Tax Board.

(f) Legal Opinion. Borrower shall have delivered to Agent an opinion of counsel for each Credit Party, in form and substance reasonably satisfactory to Agent and the Lenders.

(g) Borrower Investment Policy. Borrower shall have delivered to Agent a copy of the Borrower Investment Policy as in effect on the Closing Date.

(h) Agent Fee Letter, Closing Fee Letter and Legal Fees. Borrower shall have (i) executed and delivered to Agent, the Agent Fee Letter and paid to Agent, for its sole account, the fees stated therein, (ii) executed and delivered to Agent, the Closing Fee Letter and paid to Agent, for the account of the Lenders, the fees stated therein, and (iii) paid all reasonable legal fees and expenses of Agent in connection with the preparation and negotiation of the Loan Documents.

(i) Lien Searches. With respect to the property owned or leased by Borrower and each Guarantor of Payment, Borrower shall have caused to be delivered to Agent (i) the results of Uniform Commercial Code lien searches for the states of California and Delaware and any other state where a Guarantor of Payment is organized or has its chief executive office, satisfactory to Agent and the Lenders, and (ii) Uniform Commercial Code termination statements reflecting termination of all financing statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.

(j) Convertible Subordinated Note Agreement. Borrower shall have provided to Agent copies of the Convertible Subordinated Note Agreement and amendments thereto, and the other loan documents executed in connection therewith, certified by a Financial Officer as complete.

(k) Closing Certificate. Borrower shall have delivered to Agent an officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Article IV have been satisfied, (ii) no Default or Event of Default exists nor immediately after the making of the first Loan, and (iii) each of the representations and warranties contained in Article VI hereof are true and correct in all material respects as of the Closing Date.

(l) Letter of Direction. Borrower shall have delivered to Agent a letter of direction authorizing Agent, on behalf of the Lenders, to disburse the proceeds of the Loans, which includes the transfer of funds under this Agreement and wire instructions setting forth the locations to which such funds shall be sent.

(m) No Material Adverse Change. No material adverse change, in the reasonable opinion of Agent and the Required Lenders, shall have occurred in the Consolidated financial condition or operations of the Companies since April 30, 2004.

(n) Miscellaneous. Borrower shall have provided to Agent such other items and shall have satisfied such other conditions as may be reasonably required by Agent or the Lenders.

Section 4.3. Post-Closing Condition. No later than thirty (30) days after the Closing Date (unless a longer period is agreed to by Agent), with respect to any foreign shares pledged to Agent, for the benefit of the Lenders, Borrower shall deliver to Agent, for the benefit of the Lenders, the outstanding shares certificates (or other evidence of equity) evidencing such pledged ownership interest and cooperate with Agent in perfecting the interest taken under the laws of the applicable foreign jurisdiction. In connection therewith, Borrower shall pay, upon request therefor, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses.

ARTICLE V. COVENANTS

Section 5.1. Insurance. Each Company shall (a) maintain insurance to such extent and against such hazards and liabilities as is commonly maintained by Persons similarly situated; and (b) within ten days of Agent’s written request, furnish to Agent such information about such Company’s insurance as Agent may from time to time reasonably request.

Section 5.2. Money Obligations. Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all material taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; and (b) all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP or those the nonpayment of which are not likely to have a Material Adverse Effect) before such payment becomes overdue.

Section 5.3. Financial Statements and Information.

(a) Quarterly Financials. Borrower shall deliver to Agent, within fifty (50) days after the end of each of the first three quarter-annual periods of each fiscal year of Borrower, balance sheets of the Companies as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, in accordance with GAAP, and in form and detail reasonably satisfactory to Agent and the Lenders and certified by a Financial Officer of Borrower.

(b) Annual Audit Report. Borrower shall deliver to Agent, within ninety-five (95) days after the end of each fiscal year of Borrower, an annual audit report of the Companies for that year prepared on a Consolidated basis, in accordance with GAAP, and in form and detail reasonably satisfactory to Agent and the Lenders and certified by an unqualified opinion (or, if qualified, so long as such qualification does not reference a material adverse condition, make judgment of Borrower’s application of GAAP or question Borrower’s status as an ongoing concern) of Ernst & Young LLP or other independent public accountants of nationally recognized standing, which report shall include balance sheets and statements of income (loss), stockholders’ equity, and cash-flow for that period.

(c) Compliance Certificate. Borrower shall deliver to Agent, concurrently with the delivery of the financial statements set forth in subsections (a) and (b) above, a Compliance Certificate.

(d) Financial Information of Companies. Borrower shall deliver to Agent, within ten (10) Business Days of the written request of Agent or any Lender, such other information about the financial condition, properties and operations of any Company as Agent or such Lender may from time to time reasonably request, which information shall be submitted in form and detail reasonably satisfactory to Agent or such Lender and certified by a Financial Officer of the Company or Companies in question.

Provided that no Default or Event of Default shall exist, reports required to be delivered pursuant to Sections 5.3(a) or 5.3(b) (to the extent any such financial statements are included in materials otherwise filed with the SEC) may be delivered electronically and, if so, shall be deemed to have been delivered on the date Agent confirms, via telephone or e-mail, receipt of an email from Borrower (i) containing such reports, or (ii) providing a valid direct link to Borrower’s website page that shall contain such electronically posted reports; provided that, in every instance, Borrower shall provide executed originals of the Compliance Certificates required by Section 5.3(c) to Agent. Except for such Compliance Certificates, Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each of the Lenders shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.4. Financial Records. Each Company shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon notice to such Company) permit Agent and any Lender, or their respective representatives (provided that such Person shall be subject to a nondisclosure agreement reasonably satisfactory to such Person and Borrower), to examine such Company’s books and records and to make excerpts therefrom and transcripts thereof.

Section 5.5. Franchises; Change in Business.

(a) Except as otherwise permitted pursuant to Section 5.12 hereof, each Company (other than a Dormant Subsidiary) shall preserve and maintain at all times its existence and its material rights and franchises.

(b) No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from the general nature of the business the Companies are engaged in on the Closing Date.

Section 5.6. ERISA Compliance. No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrower shall furnish to the Lenders (a) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (b) promptly after receipt thereof a copy of any material notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any Pension Plan administered by such Company; provided, that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service. Borrower shall promptly notify the Lenders of any material taxes assessed, proposed to be assessed or that Borrower has reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section 5.6, “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth (as determined for the most recently completed fiscal quarter of Borrower). As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that an ERISA Event shall have occurred that could reasonably be expected to cause a Material Adverse Effect, such Company shall provide Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto. Borrower shall, at the request of Agent, deliver or cause to be delivered to Agent true and correct copies of any documents relating to the ERISA Plan of any Company.

Section 5.7. Financial Covenants.

(a) Senior Leverage Ratio. The Companies shall not suffer or permit at any time, as determined for the most recently completed fiscal quarter of Borrower, the Senior Leverage Ratio to exceed 2.50 to 1.00.

(b) Liquidity Ratio. The Companies shall not suffer or permit at any time, as determined for the most recently completed fiscal quarter of Borrower, the Liquidity Ratio to be less than 1.15 to 1.00.

(c) Minimum Cash Balance. The Companies shall not suffer or permit at any time the Minimum Cash Balance to be less than the current minimum amount required, which current minimum amount required shall be, as determined for the most recently completed fiscal quarter of Borrower, (i) Two Hundred Seventy-Five Million Dollars ($275,000,000) on the Closing Date through October 30, 2004, (ii) Three Hundred Million Dollars ($300,000,000) on October 31, 2004 through January 30, 2005, (iii) Three Hundred Twenty-Five Million Dollars ($325,000,000) on January 31, 2005 through April 29, 2005, and (iv) thereafter such current minimum amount shall be increased by an additional Twenty-Five Million Dollars ($25,000,000) on April 30, 2005 and by an additional Twenty-Five Million Dollars ($25,000,000) on the last day of each fiscal quarter thereafter.

Section 5.8. Borrowing. No Company shall create, incur or have outstanding any Indebtedness of any kind; provided, that this Section 5.8 shall not apply to the following:

(a) the Loans or any other Indebtedness under this Agreement;

(b) the Indebtedness existing on the Closing Date, in addition to the other Indebtedness permitted to be incurred pursuant to this Section 5.8, as set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof so long as the principal amount thereof shall not be increased after the Closing Date);

(c) loans to a Company from a Company;

(d) Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes; and

(e) additional Indebtedness pursuant to the following subsections (i), (ii) and (iii) so long as (A) no Default or Event of Default shall then exist or immediately after incurring such Indebtedness will exist, (B) the Companies shall be in compliance with the financial covenants set forth in Section 5.7 hereof both immediately before and after giving pro forma effect to the incurrence of such Indebtedness, and (C) such Indebtedness does not exceed the aggregate, for all such Indebtedness under all three such subsections, of Seventy-Five Million Dollars ($75,000,000) at any time outstanding:

(i) any loans granted to or Capitalized Lease Obligations entered into by any Company for the purchase or lease of fixed assets (and refinancings of such loans or Capitalized Lease Obligations), which loans and Capitalized Lease Obligations shall only be secured by the fixed assets being purchased or leased;

(ii) Indebtedness of the Receivables Subsidiary under the Permitted Receivables Facility, so long as Borrower provides a copy of the documents evidencing such transaction to Agent; and

(iii) additional unsecured Indebtedness of the Companies.

Section 5.9. Liens. No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:

(a) Liens for Taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b) carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s, or other statutory Liens incidental to the conduct of its business or the ownership of its property and assets;

(c) purchase money Liens on fixed assets securing the loans and Capitalized Lease Obligations pursuant to Section 5.8(e)(i) hereof, provided that such Lien is limited to the purchase price and only attaches to the property being acquired;

(d) the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, replacements, refundings or refinancings thereof, but only to the extent that the amount of Indebtedness secured thereby shall not be increased;

(e) easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company;

(f) any Lien granted to Agent, for the benefit of the Lenders;

(g) any Lien on fixed assets (which may include real property) owned by a Company as a result of an Acquisition permitted pursuant to Section 5.13 hereof, so long as (i) such Lien was not created at the time of or in contemplation of such Acquisition, (ii) the amount that such Lien secures, when combined with all other Liens permitted by this subpart (g), does not exceed Fifty Million Dollars ($50,000,000) at any time, and (iii) the sum of the Indebtedness secured by such Liens and the Indebtedness otherwise permitted pursuant to Section 5.8(e) hereof does not exceed the aggregate amount of Seventy-Five Million Dollars ($75,000,000) at any time;

(h) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation;

(i) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business;

(j) judgment or similar Liens, provided that (i) the amount that such Liens secure does not in the aggregate, for all such Liens, exceed Ten Million Dollars ($10,000,000), and (ii) the execution or other enforcement of such Liens shall have been and remain effectively stayed and the claims secured thereby are currently being contested in good faith by appropriate proceedings;

(k) Liens arising by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts, other funds maintained with a creditor depository institution, or investment or securities accounts; provided that (i) such account is not a dedicated cash collateral account, and (ii) such account is not intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution with respect to otherwise unrelated obligations of Borrower or any such Subsidiary to such depository institution;

(l) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness permitted by Section 5.8 hereof is issued; or

(m) any Liens (in addition to those otherwise specified in this Section 5.9), that in the aggregate do not secure obligations at any time outstanding in excess of Twenty-Five Million Dollars ($25,000,000).

No Company shall enter into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets, a contract for the sale of assets or a restriction in a joint venture or similar agreement where the entity is not a Subsidiary) that would prohibit Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Company.

Section 5.10. Regulations T, U and X. No Company shall take any action that would result in any non-compliance of the Loans with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.11. Investments and Loans. No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind; provided that this Section 5.11 shall not apply to the following:

(i) guaranties for Indebtedness of the Companies incurred or permitted pursuant to this Agreement;

(ii) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

(iii) any investment in Cash Equivalent Investments;

(iv) the holding of each of the Subsidiaries listed on Schedule 6.1 hereto, and the creation, acquisition and holding of any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held in accordance with the terms and conditions of this Agreement and such Subsidiary shall, if required, pursuant to Section 5.19 hereof, promptly become a Guarantor of Payment;

(v) any investment by a Company in a Company, and any loan to a Company by a Company;

(vi) any investment made in connection with any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;

(vii) any Permitted Investment;

(viii) the receipt of a promissory note or stock or other equity interest in connection with a sale of assets permitted under Section 5.12 hereof;

(ix) advances in the ordinary course of business to officers, directors and employees of any Company at any time outstanding for travel, entertainment, relocation and other ordinary business purposes; or

(x) any investments acquired by a Company (A) in exchange for any other investment held by such Company in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such investment, or (B) as a result of a foreclosure by a Company with respect to any secured investment or other transfer of title with respect to any secured investment in default.

For purposes of this Section 5.11, the amount of any investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment.

Section 5.12. Merger and Sale of Assets. No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a) any Company may merge or amalgamate with any other Company (provided that, in a merger with Borrower, Borrower shall be the continuing or surviving Person);

(b) any Company may sell, lease, transfer or otherwise dispose of any of its assets to any other Company;

(c) Borrower may liquidate or dissolve any Company that is not Borrower or a Guarantor of Payment;

(d) any Company may sell, lease, transfer or otherwise dispose of any assets that are obsolete or no longer useful in such Company’s business;

(e) Acquisitions may be effected in accordance with the provisions of Section 5.13 hereof; or

(f) up to Fifty Million Dollars ($50,000,000) of assets may be sold by the Companies after the Closing Date, so long as the compensation received equals or exceeds the fair market value of the assets sold; provided, however, that, if such compensation includes non-cash compensation, the sum, without duplication, of (i) all Permitted Investments (as calculated pursuant to Section 5.11(viii) hereof) and (ii) the amount of such non-cash compensation do not exceed twenty percent (20%) of Consolidated Net Worth (as determined from time to time for the most recently completed fiscal quarter of Borrower).

Section 5.13. Acquisitions. No Company shall effect an Acquisition; provided, however, that a Company may effect an Acquisition so long as:

(a) in the case of a merger, amalgamation or other combination including Borrower, Borrower shall be the surviving entity;

(b) in the case of a merger, amalgamation or other combination including a Credit Party (other than Borrower), a Credit Party shall be the surviving entity;

(c) the business to be acquired shall be similar to the lines of business of the Companies;

(d) no Default or Event of Default shall exist prior to or after giving effect to such Acquisition;

(e) if the Consideration paid for such Acquisition is in excess of Fifty Million Dollars ($50,000,000), Borrower shall have provided to Agent and the Lenders, at least ten (10) Business Days prior to such Acquisition a certificate of a Financial Officer of Borrower showing pro forma compliance with Section 5.7 hereof, both before and after the proposed Acquisition; and

(f) either (i) such Acquisition is not actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose equity interests are to be acquired, or (ii) the number of shares of the target Person tendered in response to a tender offer by a Company shall represent at least ninety percent (90%) of the Voting Power of such Person.

Section 5.14. Notice.

(a) Borrower shall cause a Financial Officer of Borrower to promptly notify Agent, in writing, whenever any Default or Event of Default may occur hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete.

(b) Borrower shall provide written notice to Agent contemporaneously with providing any material notice to the trustee or the Convertible Subordinated Noteholders under any of the Convertible Subordinated Documents, or receiving any material notice from the trustee or the Convertible Subordinated Noteholders under any of the Convertible Subordinated Documents.

Section 5.15. Restricted Payments. Borrower shall not pay or commit itself to pay any Restricted Payments at any time if a Default or Event of Default shall then exist or immediately thereafter shall begin to exist; provided, however, that nothing in this Section 5.15 shall restrict Borrower from making payments under the Convertible Subordinated Notes to the extent that (a) a “standstill period” has been put in place pursuant to the documents underlying such Subordinated Indebtedness, (b) such “standstill period” shall have terminated, and (c) a new “standstill period” shall not have commenced since such termination.

Section 5.16. Environmental Compliance. Each Company shall comply in all material respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise, except in such instances in which (a) such requirement of such Environmental Law is being contested in good faith or a bona fide dispute exists with respect thereto, or (b) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect. Borrower shall furnish to the Lenders, promptly after receipt thereof, a copy of any notice such Company may receive from any Governmental Authority, private Person or otherwise that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest or performs any of its operations, in violation of any Environmental Law that could reasonably be expected to have a Material Adverse Effect. As used in this Section 5.16, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority, private Person or otherwise. Borrower shall defend, indemnify and hold Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including reasonable attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law. Such indemnification shall survive any termination of this Agreement.

Section 5.17. Affiliate Transactions. No Company shall, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than another Company) on terms that shall be less favorable to such Company than those that might be obtained at the time in a transaction with a non-Affiliate; provided, however, that the foregoing shall not prohibit the payment of customary and reasonable directors’ fees or other compensation.

Section 5.18. Use of Proceeds. Borrower’s use of the proceeds of the Loans shall be solely for working capital and other general corporate purposes of the Companies, for the refinancing of existing Indebtedness and for Acquisitions.

Section 5.19. Subsidiary Guaranties and Pledge of Stock or Other Ownership Interest.

(a) Guaranties. Each Domestic Subsidiary of a Company (that is not an Excluded Subsidiary) created, acquired or held subsequent to the Closing Date, shall within thirty (30) days execute and deliver to Agent, for the benefit of the Lenders, a Guaranty of Payment of all of the Obligations, such agreements to be in form and substance acceptable to Agent, along with any such other supporting documentation, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by Agent. Notwithstanding anything in this Section 5.19 to the contrary, Borrower shall not be required to deliver a Guaranty of Payment from any Receivables Subsidiary.

(b) Release of Guarantor. Agent shall release a Subsidiary from its obligations under a Guaranty of Payment in connection with a disposition permitted under this Agreement in the event that (i) Agent shall have received a written request from Borrower with respect to such release, (ii) no Default or Event of Default shall then exist or immediately thereafter shall begin to exist, (iii) Borrower certifies that, after such release, such Subsidiary either (A) will constitute an Excluded Subsidiary, or (B) will no longer be a Subsidiary, (iv) the book value of the assets of Borrower on a non-consolidated basis, when aggregated with the aggregate consolidated assets of the remaining Guarantors of Payment (but excluding the consolidated assets of any First-Tier Material Foreign Subsidiary not subject to a pledge) exceeds eighty-five percent (85%) of the book value of the aggregate Consolidated assets of Borrower, and (vi) the revenues of Borrower on a non-consolidated basis, when aggregated with the aggregate consolidated revenues of the remaining Guarantors of Payment (but excluding the consolidated revenues of any First-Tier Material Foreign Subsidiary not subject to a pledge) exceeds eighty-five percent (85%) of the Consolidated revenues of Borrower (as determined for the most recently completed fiscal quarter of Borrower). Any such release shall not be effective until Agent shall have executed a written release.

(c) Pledge of Stock. With respect to the creation or acquisition of a First-Tier Material Foreign Subsidiary, Borrower shall, within forty-five (45) days (unless a longer period is agreed to by Agent), (i) pledge to Agent, for the benefit of the Lenders, sixty-five percent

(65%) of the ownership interest owned by a Credit Party pursuant to the terms of a Pledge Agreement executed by the appropriate Credit Party, and (ii) deliver to Agent, for the benefit of the Lenders, the outstanding shares certificates (or other evidence of equity) evidencing such pledged ownership interest; provided, however, that the shares of such First-Tier Material Foreign Subsidiary shall not be required to be pledged to the extent the following two conditions are met immediately following the creation or acquisition of such First-Tier Material Foreign Subsidiary, (A) the book value of the assets of Borrower on a non-consolidated basis, when aggregated with the aggregate consolidated assets of the Guarantors of Payment (but excluding the consolidated assets of such First-Tier Material Foreign Subsidiary and any other First-Tier Material Foreign Subsidiary not subject to a pledge) exceeds eighty-five percent (85%) of the book value of the aggregate Consolidated assets of Borrower (as determined for the most recently completed fiscal quarter of Borrower), and (B) the revenues of Borrower on a non-consolidated basis, when aggregated with the aggregate consolidated revenues of the Guarantors of Payment (but excluding the consolidated revenues of such First-Tier Material Foreign Subsidiary and any other First-Tier Material Foreign Subsidiary not subject to a pledge) exceeds eighty-five percent (85%) of the Consolidated revenues of Borrower (as determined for the most recently completed fiscal quarter of Borrower). To the extent any shares of a First-Tier Material Foreign Subsidiary are pledged under this Agreement, Agent, for the benefit of the Lenders, shall at all times have the right to perfect, at Borrower’s cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), its security interest in such shares certificates in the respective foreign jurisdiction.

(d) Perfection or Registration of Interest in Foreign Shares. With respect to any foreign shares pledged to Agent, for the benefit of the Lenders, on or after the Closing Date, Agent shall at all times, in the discretion of Agent or the Required Lenders, have the right to perfect, at Borrower’s cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), its security interest in such shares in the respective foreign jurisdiction; provided, however, that, if Agent, in its reasonable discretion after consultation with Borrower, determines that the cost of perfecting, in a foreign jurisdiction, the security interest of Agent, for the benefit of the Lenders, in the Pledged Securities relating to any First-Tier Material Foreign Subsidiary is impractical or cost-prohibitive, then Agent may agree to forego the foreign perfection of such security interest.

(e) Release of Interest in Foreign Shares. At the written request of Borrower, Agent shall release its security interest in the pledged ownership interests of any First-Tier Material Foreign Subsidiary in the event that (i) no Default or Event of Default shall then exist or immediately thereafter shall begin to exist, (ii) the book value of the assets of Borrower on a non-consolidated basis, when aggregated with the aggregate consolidated assets of the Guarantors of Payment (but excluding the consolidated assets of such First-Tier Material Foreign Subsidiary and any other First-Tier Material Foreign Subsidiary not subject to a pledge) exceeds eighty-five percent (85%) of the book value of the aggregate Consolidated assets of Borrower (as determined for the most recently completed fiscal quarter of Borrower), and (iii) the revenues of Borrower on a non-consolidated basis, when aggregated with the aggregate consolidated revenues of the Guarantors of Payment (but excluding the consolidated revenues of such First-Tier Material Foreign Subsidiary and any other First-Tier Material Foreign Subsidiary not subject to a pledge) exceeds eighty-five percent (85%) of the Consolidated revenues of Borrower (as determined for the most recently completed fiscal quarter of Borrower). Any such release shall not be effective until Agent shall have executed a written release.

Section 5.20. Restrictive Agreements. Except as set forth in this Agreement, Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any Capital Distribution to Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to Borrower or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, or (iii) customary restrictions in security agreements or mortgages securing Indebtedness or capital leases, of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease.

Section 5.21. Guaranty Under Material Indebtedness Agreement. No Company shall be or become a Guarantor of the Indebtedness incurred pursuant to any Convertible Subordinated Note Agreement or any other Material Indebtedness Agreement unless such Company shall also be a Guarantor of Payment under this Agreement prior to or concurrently therewith.

Section 5.22. Pari Passu Ranking. The Obligations shall, and Borrower shall take all necessary action to ensure that the Obligations shall, at all times, rank at least pari passu in right of payment with all other senior unsecured Indebtedness of Borrower.

Section 5.23. Convertible Subordinated Notes.

(a) Convertible Subordinated Note Agreement. Borrower shall not, without the prior written consent of Agent and the Required Lenders, amend, restate, supplement or otherwise modify or replace the Convertible Subordinated Note Agreement (i) to modify any provision such that a Default or Event of Default will exist, (ii) to increase the interest rate, (iii) if the Subordinated Indebtedness is refinanced or reissued, permit the Convertible Subordinated Notes to be payable prior to one year after the last day of the Commitment Period, or (iv) if the Subordinated Indebtedness is extended (without refinancing or reissuance), permit the Convertible Subordinated Notes to be payable (A) after one year before the last day of the Commitment Period or (B) prior to one year after the last day of the Commitment Period.

(b) Subordinated Indebtedness. The Obligations shall at all times constitute senior indebtedness and designated senior indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness, including, but not limited to, the Convertible Subordinated Indebtedness, and there shall be no other Designated Senior Debt, as defined in the Convertible Subordinated Note Agreement.

Section 5.24. Amendment of Organizational Documents. No Company shall amend its Organizational Documents to change its name or state of organization, or otherwise amend its Organizational Documents in any manner materially adverse to the Lenders, without the prior written consent of Agent.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1. Corporate Existence; Subsidiaries; Foreign Qualification. Each Company is duly organized, validly existing, and in good standing under the laws of its state or jurisdiction of incorporation or organization and is duly qualified and authorized to do business and is in good standing as a foreign entity in the jurisdictions where the character of its property or its business activities makes such qualification necessary, except where a failure to qualify will not result in a Material Adverse Effect. Schedule 6.1 hereto sets forth, as of the Closing Date, each Subsidiary of Borrower (and whether such Subsidiary is a Dormant Subsidiary), its state of formation, its relationship to Borrower, including the percentage of each class of stock or other equity interest owned by a Company, the location of its chief executive office and its principal place of business.

Section 6.2. Corporate Authority. Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms. The execution, delivery and performance of the Loan Documents will not conflict with nor result in any breach in any of the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company under the provisions of, such Company’s Organizational Documents or any material agreement.

Section 6.3. Compliance with Laws and Contracts. Each Company:

(a) holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with any and all applicable laws relating thereto, except in such instances in which the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect;

(b) is in compliance with any and all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except in such instances in which the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect; and

(c) is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except in such instances in which the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.

Section 6.4. Litigation and Administrative Proceedings. There are (a) no lawsuits, actions, investigations, or other proceedings pending or, to the knowledge of each Company, threatened against such Company, or in respect of which any Company may have any liability, in any court or before any Governmental Authority, arbitration board, or other tribunal, if determined adversely, could reasonably be expected to have a Material Adverse Effect, (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which any Company is a party or by which the property or assets of any Company are bound, or (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or, to the knowledge of each Company, threats of work stoppage, strike, or pending demands for collective bargaining, which could reasonably be expected to cause or result in a Material Adverse Effect.

Section 6.5. Title to Assets. Each Company has good title to and ownership of all material property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof.

Section 6.6. Liens and Security Interests. On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no financing statement or similar notice of Lien outstanding covering any personal property of any Company; (b) there is and will be no mortgage outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any security interest or Lien of any kind. No Company has entered into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets, a contract for the sale of assets or a restriction in a joint venture or similar agreement where the entity is not a Subsidiary) that exists on or after the Closing Date that would prohibit Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Company.

Section 6.7. Tax Returns. All material federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein. The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

Section 6.8. Environmental Laws. Each Company is in compliance in all material respects with any and all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise, except in such instances in which (a) such requirement of such Environmental Law is being contested in good faith or a bona fide dispute exists with respect thereto, or (b) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect. No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company, or if determined adversely, could reasonably be expected to have a Material Adverse Effect. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being cleaned up in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law that could reasonably be expected to have a Material Adverse Effect. As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

Section 6.9. Continued Business. There exists no actual, pending, or, to Borrower’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, could reasonably be expected to cause or result in a Material Adverse Effect, and there exists no present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

Section 6.10. Employee Benefits Plans. As of the Closing Date, neither Borrower nor any member of the Controlled Group maintains or has maintained within the last six (6) years a Pension Plan subject to Title IV of ERISA. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan that could reasonably be expected to have a Material Adverse Effect. Full payment has been made of all amounts that a Controlled Group member is required, under applicable law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), and except as would not cause a Material Adverse Effect, (a) the ERISA Plan and any associated trust substantially comply with the applicable requirements of Code Section 401(a); (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired; (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), subject to any retroactive amendment that may be made within the above-described “remedial amendment period”; and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets.

Section 6.11. Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

Section 6.12. Solvency. Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that Borrower has incurred to Agent and the Lenders. Borrower is not insolvent as defined in any applicable state, federal or relevant foreign statute, nor will Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Lenders. Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to Agent and the Lenders incurred hereunder. Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 6.13. Financial Statements. The audited Consolidated financial statements of Borrower, for the fiscal year ended January 31, 2004 and the unaudited Consolidated financial statements of Borrower for the fiscal quarter ended July 31, 2004, furnished to Agent, are true and complete in all material respects, have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending. Since the dates of such statements, there has been no material adverse change in any Company’s financial condition, properties or business or any change in any Company’s accounting procedures.

Section 6.14. Regulations. No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof) nor the use of the proceeds of any Loan will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.

Section 6.15. Intellectual Property. Each Company owns or has the right to use all of its material patents, patent applications, industrial designs, trademarks, service marks, copyrights, licenses, and rights with respect to the foregoing necessary for the conduct of its business, without any known conflict with the rights of others, except for such conflicts that could not reasonably be expected to have a Material Adverse Effect.

Section 6.16. Insurance. Each Company maintains with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies.

Section 6.17. Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in the Loan Documents not misleading, provided that, with respect to projected financial information, each Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. After due inquiry by Borrower, there is no known fact that any Company has not disclosed to Agent and the Lenders that has or is reasonably likely to have a Material Adverse Effect.

Section 6.18. Convertible Subordinated Note Agreement. No event of default (as defined in the Convertible Subordinated Note Agreement) or default (as defined in the Convertible Subordinated Note Agreement) exists, nor will any such event of default or default exist immediately after the making of any Loan under this Agreement. Borrower has not incurred any Designated Senior Debt (as defined in the Convertible Subordinated Note Agreement) other than the Obligations. All of the Obligations constitute both Senior Indebtedness and Designated Senior Debt (as each term is defined in the Convertible Subordinated Note Agreement).

Section 6.19. Investment Company; Holding Company. No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Public Utility Holding Company Act of 1935 or the Federal Power Act, each as amended, or any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

Section 6.20. Defaults. No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

ARTICLE VII. EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default hereunder:

Section 7.1. Payments. If (a) the interest on any Loan or any commitment or other fee shall not be paid in full when due and payable or within five Business Days thereafter, or (b) the principal of any Loan shall not be paid in full when due and payable.

Section 7.2. Special Covenants. If any Company shall fail or omit to perform and observe Section 5.7, 5.8, 5.9, 5.11, 5.12, 5.13, 5.15, 5.21, 5.22 or 5.23 hereof.

Section 7.3. Other Covenants. If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 7.1 or 7.2 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the earlier of (a) any Financial Officer of such Company becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to Borrower by Agent or the Required Lenders that the specified Default is to be remedied.

Section 7.4. Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company to the Lenders or any thereof or any other holder of any Note, shall be false or erroneous in any material aspect when made or deemed made.

Section 7.5. Cross Defaults.

(a) Convertible Subordinated Indebtedness. If (i) any event of default (as such term or similar term is defined in any Convertible Subordinated Document) shall occur under any Convertible Subordinated Document or any agreement executed in connection therewith, or (ii) the Indebtedness incurred in connection with any Convertible Subordinated Note shall be accelerated for any reason.

(b) Other Cross Defaults. If any Company shall default in the payment of principal or interest due and owing under any Material Indebtedness Agreement beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, and, if not waived in writing, the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

Section 7.6. ERISA Default. The occurrence of one or more ERISA Events that (a) the Required Lenders, in their reasonable opinion, determine could have a Material Adverse Effect, or (b) results in a material Lien on any of the assets of any Company.

Section 7.7. Change in Control. If any Change in Control shall occur.

Section 7.8. Money Judgment. A final judgment or final order for the payment of money shall be rendered against any Company by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired; provided that the aggregate amount of all such judgments for all such Companies shall exceed Twenty-Five Million Dollars ($25,000,000) or shall otherwise create an Event of Default under Section 7.5 hereof.

Section 7.9. Material Adverse Change. There shall have occurred any condition or event that Agent or the Required Lenders reasonably determine has or has had a Material Adverse Effect.

Section 7.10. Validity of Loan Documents. (a) Any material provision of any Loan Document shall at any time for any reason cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Agent and the Lenders the benefits purported to be created thereby. In addition to any other material Loan Documents, this Agreement, each Note and each Guaranty of Payment shall be deemed to be “material”.

Section 7.11. Designated Senior Debt. If (a) any of the Obligations shall at any time cease to constitute both Senior Debt and Designated Senior Debt, as each term is defined in the Convertible Subordinated Note Agreement, or (b) any other Indebtedness of Borrower shall constitute Designated Senior Debt, as defined in the Convertible Subordinated Note Agreement.

Section 7.12. Solvency. If any Company (other than a Dormant Subsidiary) shall (a) except as permitted pursuant to Section 5.12 hereof, discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of an interim receiver, a receiver and manager, an administrator, sequestrator, monitor, a custodian, a trustee, an interim trustee, liquidator, agent or other similar official of all or a substantial part of its assets or of such Company, (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing the same may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be, (f) file a voluntary petition in bankruptcy, or file a proposal or notice of intention to file a proposal or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of thirty (30) days from commencement of such proceeding or case, or file a petition or an answer or an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, (g) suffer or permit or to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company, (h) have assets, the value of which is less than its liabilities (taking into account prospective and contingent liabilities), (i) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction, or (j) take, or omit to take, any action in order thereby to effect any of the foregoing.

ARTICLE VIII. REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere:

Section 8.1. Optional Defaults. If any Event of Default referred to in Section 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10 or 7.11 hereof shall occur, Agent may, with the consent of the Required Lenders, and shall, at the written request of the Required Lenders, give written notice to Borrower, to:

(a) terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan immediately shall be terminated; and/or

(b) accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

Section 8.2. Automatic Defaults. If any Event of Default referred to in Section 7.12 hereof shall occur:

(a) all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan; and

(b) the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

Section 8.3. Offsets. If there shall occur or exist any Event of Default referred to in Section 7.12 hereof or if the maturity of the Obligations is accelerated pursuant to Section 8.1 or 8.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by Borrower or a Guarantor of Payment to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 8.4 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any affiliate of such Lender, wherever located) to or for the credit or account of Borrower or any Guarantor of Payment, all without notice to or demand upon Borrower or any other Person, all such notices and demands being hereby expressly waived by Borrower. Provided that an Event of Default has not occurred under Section 7.12 hereof, each of the Lenders agrees promptly to notify Borrower and Agent after any such set-off and application made by such Lender. The failure to give such notice shall not affect the validity of such set-off and application.

Section 8.4. Equalization Provision. Each Lender agrees with the other Lenders that if it, at any time, shall obtain any Advantage over the other Lenders or any thereof in respect of the Obligations (except under Article III hereof), it shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify the Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the

Lender receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Lender) ratably to the extent of the recovery. Each Lender further agrees with the other Lenders that if it at any time shall receive any payment for or on behalf of Borrower on any Indebtedness owing by Borrower to that Lender (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other indebtedness, by counterclaim or cross-action, by the enforcement of any right under any Loan Document, or otherwise), it will apply such payment first to any and all Obligations owing by Borrower to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to this Section 8.4 or any other Section of this Agreement). Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders or any thereof pursuant to this Section 8.4 may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 8.5. Other Remedies. The remedies in this Article VIII are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled. Agent shall exercise the rights under this Article VIII and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

ARTICLE IX. THE AGENT

The Lenders authorize KeyBank National Association and KeyBank National Association hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section 9.1. Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither Agent nor any of its affiliates, directors, officers, attorneys or employees shall (a) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of Borrower or any other Company, or the financial condition of Borrower or any other Company, or (c) be liable to any of the Companies for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or any of the Loan Documents.

Section 9.2. Note Holders. Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with Agent, signed by such payee and in form satisfactory to Agent.

Section 9.3. Consultation With Counsel. Agent may consult with legal counsel selected by Agent and shall not be liable for any action taken or suffered in good faith by Agent in accordance with the opinion of such counsel.

Section 9.4. Documents. Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 9.5. Agent and Affiliates. With respect to the Loans, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Agent, and Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Company or any Affiliate.

Section 9.6. Knowledge of Default. It is expressly understood and agreed that Agent shall be entitled to assume that no Default or Event of Default has occurred, unless Agent has been notified by a Lender in writing that such Lender believes that a Default or Event of Default has occurred and is continuing and specifying the nature thereof or has been notified by Borrower pursuant to Section 5.14 hereof.

Section 9.7. Action by Agent. Subject to the other terms and conditions hereof, so long as Agent shall be entitled, pursuant to Section 9.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises.

Section 9.8. Release of a Guarantor of Payment. In the event of a merger, sale of assets or other transaction permitted pursuant to this Agreement or pursuant to Section 5.19 hereof and so long as there is no Event of Default existing, Agent, at the request and expense of Borrower, is hereby authorized by the Lenders to release, in connection therewith, one or more Guarantors of Payment or pledge of pledged securities upon the written request of Borrower.

Section 9.9. Notice of Default. In the event that Agent shall have acquired actual knowledge of any Default or Event of Default, Agent shall promptly notify the Lenders and shall take such action and assert such rights under this Agreement as the Required Lenders shall direct and Agent shall inform the other Lenders in writing of the action taken. Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Obligations.

Section 9.10. Indemnification of Agent. The Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent in its capacity as agent in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by Agent with respect to this Agreement or any Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements resulting from Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction, or from any action taken or omitted by Agent in any capacity other than as agent under this Agreement or any other Loan Document.

Section 9.11. Successor Agent. Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to Borrower and the Lenders. If Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of Borrower so long as an Event of Default has not occurred and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent’s notice to the Lenders of its resignation, then Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Agent” shall mean such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement.

Section 9.12. Other Agents. As used in this Agreement, the term “Agent” shall only include Agent. Neither the Co-Documentation Agents nor the Syndication Agent shall have any rights, obligations or responsibilities hereunder in such capacity.

ARTICLE X. MISCELLANEOUS

Section 10.1. Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter. Each Lender further represents that it has reviewed each of the Loan Documents, and has received copies of and reviewed the Convertible Subordinated Documents, including but not limited to, the conditions relating to the status of the Obligations as Designated Senior Debt (as defined in the Convertible Subordinated Notes).

Section 10.2. No Waiver; Cumulative Remedies. No omission or course of dealing on the part of Agent, any Lender or the holder of any Note in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.

Section 10.3. Amendments, Consents. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Anything herein to the contrary notwithstanding, unanimous consent of the Lenders shall be required with respect to (a) any increase in the Commitment, (b) the extension of maturity of the Loans, the payment date of interest or scheduled principal thereunder, or the payment date of commitment or other fees or amounts payable hereunder, (c) any reduction in the rate of interest on the Loans (provided that the institution of the Default Rate and a subsequent removal of the Default Rate shall not constitute a decrease in interest rate pursuant to this Section 10.3), or in any amount of scheduled principal or interest due on any Loan, or the payment of commitment or other fees hereunder or any change in the manner of pro rata application of any payments made by Borrower to the Lenders hereunder, (d) any change in any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (e) the release of any Guarantor of Payment or pledge of Pledged Securities except as specifically permitted hereunder, or (f) any amendment to this Section 10.3 or Section 8.4 hereof; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder. Notice of amendments or consents ratified by the Lenders hereunder shall be forwarded by Agent to all of the Lenders. Each Lender or other holder of a Note (or interest in any Loan) shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto.

Section 10.4. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement (with a courtesy copy to Borrower at 2315 North First Street, San Jose, California 95131, Attn: General Counsel), if to a Lender, mailed or delivered to it, addressed to the address of such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be given by overnight delivery or first class mail with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile or e-mail (with telephonic or e-mail confirmation of receipt of such facsimile or e-mail), except that all notices hereunder shall not be effective until received.

Section 10.5. Costs, Expenses and Taxes. Borrower agrees to pay within thirty (30) days of demand all costs and expenses of Agent, including, but not limited to, (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to reasonable attorneys’ fees and expenses, of Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. Borrower also agrees to pay on demand all costs and expenses of Agent and the Lenders, including reasonable attorneys’ fees and expenses, in connection with the restructuring or enforcement of the Obligations, this Agreement or any Related Writing. In addition, Borrower shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agrees to hold Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees.

Section 10.6. Indemnification. Borrower agrees to defend, indemnify and hold harmless Agent and the Lenders (and their respective affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that no Lender nor Agent shall have the right to be indemnified under this Section 10.6 for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. All obligations provided for in this Section 10.6 shall survive any termination of this Agreement. All amounts due under this Section 10.6 shall be payable not later than thirty (30) days after demand therefor.

Section 10.7. Obligations Several; No Fiduciary Obligations. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Agent or the Lenders pursuant hereto shall be deemed to constitute Agent or the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no

Lender shall have or acquire any additional obligation of any kind by reason of such default. The relationship between Borrower and the Lenders with respect to the Loan Documents and the Related Writings is and shall be solely that of debtor and creditors, respectively, and neither Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

Section 10.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and by facsimile signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 10.9. Binding Effect; Borrower’s Assignment. This Agreement shall become effective when it shall have been executed by Borrower, Agent and each Lender and thereafter shall be binding upon and inure to the benefit of Borrower, Agent and each of the Lenders and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Lenders.

Section 10.10. Lender Assignments.

(a) Assignments of Commitments. Each Lender shall have the right at any time or times to assign to an Eligible Transferee (other than to a Lender that shall not be in compliance with this Agreement), without recourse, all or a percentage of all of the following: (i) such Lender’s Revolving Credit Commitment, (ii) all Loans made by that Lender, and (iii) such Lender’s Notes, and any participation purchased pursuant to Section 8.4 hereof.

(b) Prior Consent. No assignment may be consummated pursuant to this Section 10.10 without the prior written consent of Borrower and Agent (other than an assignment by any Lender to any affiliate of such Lender which affiliate is an Eligible Transferee and either wholly-owned by a Lender or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Lender, or to another Lender), which consent of Borrower and Agent shall not be unreasonably withheld; provided, however, that Borrower’s consent shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist. Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.

(c) Minimum Amount. Each such assignment shall be in a minimum amount of the lesser of Five Million Dollars ($5,000,000) of the assignor’s Commitment and interest herein or the entire amount of the assignor’s Commitment and interest herein.

(d) Assignment Fee. Unless the assignment shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).

(e) Assignment Agreement. Unless the assignment shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to Borrower and Agent an Assignment Agreement, and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Agent such additional amendments, assurances and other writings as Agent may reasonably require.

(f) Non-U.S. Assignee. If the assignment is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender, Agent and Borrower) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrower or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor Lender (and, in the case of any assignee registered in the Register (as defined below), Agent and Borrower) either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder), and (iii) to agree (for the benefit of the assignor, Agent and Borrower) to provide to the assignor Lender (and, in the case of any assignee registered in the Register, to Agent and Borrower) a new Form W-8ECI or Form W-8BEN, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(g) Deliveries by Borrower. Upon satisfaction of all applicable requirements specified in subsections (a) through (f) above, Borrower shall execute and deliver (i) to Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by Borrower in connection with the Assignment Agreement, and (ii) to the assignee and the assignor, if applicable, an appropriate Note or Notes. After delivery of the new Note or Notes, the assignor’s Note or Notes being replaced shall be returned to Borrower marked “replaced”.

(h) Effect of Assignment. Upon satisfaction of all applicable requirements set forth in subsections (a) through (g) above, and any other condition contained in this Section 10.10, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent that its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

(i) Agent to Maintain Register. Agent shall maintain at the address for notices referred to in Section 10.4 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower,

Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 10.11. Sale of Participations. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell participations to one or more Eligible Transferees (each a “Participant”) in all or a portion of its rights or obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Note held by it); provided, that:

(a) any such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(c) the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

(d) such Participant shall be bound by the provisions of Section 8.4 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound; and

(e) no Participant (unless such Participant is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant’s consent, take action of the type described as follows:

(i) increase the portion of the participation amount of any Participant over the amount thereof then in effect, or extend the Commitment Period, without the written consent of each Participant affected thereby; or

(ii) reduce the principal amount of or extend the time for any payment of principal of any Loan, or reduce the rate of interest or extend the time for payment of interest on any Loan, or reduce the commitment fee, without the written consent of each Participant affected thereby.

Borrower agrees that any Lender that sells participations pursuant to this Section 10.11 shall still be entitled to the benefits of Article III hereof, notwithstanding any such transfer; provided, however, that the obligations of Borrower shall not increase as a result of such transfer and Borrower shall have no obligation to any Participant.

Section 10.12. Severability of Provisions; Captions; Attachments. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to Sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 10.13. Investment Purpose. Each of the Lenders represents and warrants to Borrower that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

Section 10.14. Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

Section 10.15. Confidentiality. Agent and each Lender shall hold all Confidential Information in accordance with the customary procedures of Agent or such Lender for handling confidential information of this nature, and in accordance with safe and sound banking practices. Notwithstanding the foregoing, Agent or any Lender may in any event make disclosures of, and furnish copies of Confidential Information (a) to another agent under this Agreement or another Lender; (b) when reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or Commitment or participation therein (provided that each such prospective transferee or participant shall execute an agreement for the benefit of Borrower with such prospective transferor Lender or participant containing provisions substantially identical to those contained in this Section 10.15); (c) to the parent corporation or other affiliates of Agent or such Lender, and to their respective auditors and attorneys; and (d) as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, provided, that, unless specifically prohibited by applicable law or court order, Agent or such Lender, as applicable, shall notify the chief financial officer of Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of Agent or such Lender by such Governmental Authority), and of any other request pursuant to legal process, for disclosure of any such non-public information prior to disclosure of such Confidential Information. In no event shall Agent or any Lender be obligated or required to return any materials furnished by or on behalf of any Company. Borrower hereby agrees that the failure of Agent or any Lender to comply with the provisions of this Section 10.15 shall not relieve Borrower of any of the obligations to Agent and the Lenders under this Agreement and the other Loan Documents.

Section 10.16. Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 10.17. Governing Law; Submission to Jurisdiction. This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrower, Agent, and the Lenders shall be governed by Ohio law, without regard to principles of conflicts of laws. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any Related Writing, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Borrower agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Remainder of page left intentionally blank]

Section 10.18. JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY LAW, BORROWER, AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the parties have executed and delivered this Credit Agreement as of the date first set forth above.

Address:	2315 North First Street San Jose, California 95131 Attn: Treasurer	BEA SYSTEMS, INC.

By:
Name:
	For informational purposes only:	Title:
Email: tknight@bea.com
Website: www.bea.com

Address:	601 108th Avenue, N.E., 5th Floor	KEYBANK NATIONAL ASSOCIATION,
	Bellevue, Washington 98004	as Agent and as a Lender
Attn: Institutional Banking
By:
Robert W. Boswell
Vice President

Address:	121 Park Center Plaza, 3rd Floor	WELLS FARGO BANK, N.A.,
	San Jose, California 95113	as Syndication Agent and as a Lender
Attn: Karen Byler
By:
Karen Byler
Vice President

Address:	540 West Madison Street,	ABN AMRO BANK N.V.,
	Suite 2621	as Co-Documentation Agent and as a Lender
Chicago, Illinois 60661-2591 Attn: Credit Administration
By:
Name:
Title:

By:
Name:
Title:

Signature Page

1 of 2 of the Credit Agreement

Address:	315 Montgomery Street, 6th Floor	BANK OF AMERICA, N.A.,
	San Francisco, California 94104	as Co-Documentation Agent and as a Lender
Attn: Aileen B. Supena Mail Code: CA5-704-06-37
By:
Kevin McMahon
Managing Director

Address:	226 Airport Parkway, Suite 100	COMERICA BANK,
	San Jose, California 95110	as Co-Documentation Agent and as a Lender
Attn: Robert Shutt
By:
Name:
Title:

Address:	277 Park Avenue	SUMITOMO MITSUI BANKING CORP.,
	New York, New York 10172	NEW YORK
Attn: David Kee
By:
Leo Pagarigan
Senior Vice President

Signature Page

2 of 2 of the Credit Agreement

EXHIBIT A

FORM OF

REVOLVING CREDIT NOTE

$ October 12, 2004

FOR VALUE RECEIVED, the undersigned, BEA SYSTEMS, INC., a Delaware corporation (“Borrower”), promises to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to the order of                      (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of

_________________________________________________________________________________________________DOLLARS

or the aggregate unpaid principal amount of all Revolving Loans, as defined in the Credit Agreement made by Lender to Borrower pursuant to Section 2.2 of the Credit Agreement, whichever is less, in lawful money of the United States of America.

As used herein, “Credit Agreement” means the Credit Agreement dated as of October 12, 2004, among Borrower, the Lenders, as defined therein, KeyBank National Association, as lead arranger and administrative agent for the Lenders (“Agent”), Wells Fargo Bank, N.A., as syndication agent, and ABN AMRO Bank N.V., Bank of America, N.A., and Comerica Bank, as co-documentation agents, as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(a) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.3(a); provided, however, that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans and Eurodollar Loans, and payments of principal of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Borrower under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Revolving Credit Notes referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

JURY TRIAL WAIVER. BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

BEA SYSTEMS, INC.

By:
Name:
Title:

EXHIBIT B

FORM OF

NOTICE OF LOAN

[Date]                , 20

KeyBank National Association, as Agent

601 108th Avenue, N.E., 5th Floor

Bellevue, Washington 98004

Attention: Institutional Banking

Ladies and Gentlemen:

The undersigned, BEA SYSTEMS, INC., refers to the Credit Agreement, dated as of October 12, 2004 (“Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders, as defined in the Credit Agreement, and KeyBank National Association, as Agent, and hereby gives you notice, pursuant to Section 2.5 of the Credit Agreement that the undersigned hereby requests a Loan under the Credit Agreement, and in connection therewith sets forth below the information relating to the Loan (the “Proposed Loan”) as required by Section 2.5 of the Credit Agreement:

(a)	The Business Day of the Proposed Loan is , 20 .

(b)	The amount of the Proposed Loan is $ .

(c)	The Proposed Loan is a Base Rate Loan , Eurodollar Loan . (Check one.)

(d)	If the Proposed Loan is a Eurodollar Loan, the Interest Period requested is one month , two months , three months , six months . (Check one.)

The undersigned hereby certifies on behalf of Borrower that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

(i) the representations and warranties contained in each Loan Document are correct in all material respects, before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Proposed Loan, or the application of proceeds therefrom, that constitutes a Default or Event of Default; and

(iii) the conditions set forth in Section 2.5 and Article IV of the Credit Agreement have been satisfied.

BEA SYSTEMS, INC.

By:
Name:
Title:

EXHIBIT C

FORM OF

COMPLIANCE CERTIFICATE

For Fiscal Quarter ended

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1) I am the duly elected President, Chief Financial Officer, Senior Vice President of Finance or Treasurer of BEA SYSTEMS, INC., a Delaware corporation (“Borrower”);

(2) I am familiar with the terms of that certain Credit Agreement, dated as of October 12, 2004, among the undersigned, the lenders named on Schedule 1 thereto (together with their respective successors and assigns, collectively, the “Lenders”), as defined in the Credit Agreement, and KeyBank National Association, as Agent (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

(3) The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

(4) The representations and warranties made by Borrower contained in each Loan Document are true and correct in all material respects as though made on and as of the date hereof; and

(5) Set forth on Attachment I hereto are calculations of the financial covenants set forth in Sections 5.7 of the Credit Agreement, which calculations show compliance with the terms thereof.

IN WITNESS WHEREOF, I have signed this certificate the          day of                 , 20        .

BEA SYSTEMS, INC.

By:
Name:
Title:

For the Quarter ended                          (“Statement Date”)

ATTACHMENT I

($ in 000’s)

I.	Section 5.7(a) – Senior Leverage Ratio.

A. Consolidated Senior Funded Indebtedness as of the Statement Date:	$

Consolidated EBITDA measured on the last day of any fiscal quarter of Borrower, in accordance with the Credit Agreement definition:

Number of Quarters Prior to Statement Date:	Three Prior		Two Prior		One Prior		Statement Date
1. Consolidated Net Income:	$		$		$		$

2. Consolidated Interest Charges:	$		$		$		$

3. The amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income:	$		$		$		$

4. The amount of depreciation and amortization expense deducted in determining such Consolidated Net Income:	$		$		$		$

5. The amount of extraordinary or unusual losses or charges, and expenses related to the issuance of employee stock options, deducted in determining such Consolidated Net Income:	$		$		$		$

6. The amount of extraordinary or unusual gains deducted in determining such Consolidated Net Income:	$		$		$		$

Quarterly Consolidated EBIDTA (sum of Lines 1-5, less Line 6)		Q1= $		Q2= $		Q3= $		Q4= $

B. Consolidated Trailing Four Quarter EBITDA as of the Statement Date (sum of Q1 through Q4):							$

Senior Leverage Ratio (A. divided by B.)						to 1.00

Maximum Permitted:						2.50 to 1.00

Compliance?						Yes: No:

II.	Section 5.7(b) – Liquidity Ratio.

A. Quick Assets
1. Amount of cash and cash equivalents of Borrower and its Subsidiaries (excluding restricted cash) as of the Statement Date:	$

2. Amount of all accounts receivable of Borrower and its Subsidiaries, less all reserves or amounts owing from any Affiliate, shareholder, or employee therefore, as of the Statement Date:	$

3. Amount of Quick Assets as of Statement Date (sum of Lines 1 and 2):	$

B. Current Liabilities

Amount of current liabilities of Borrower and its Subsidiaries as of the Statement Date:	$

Liquidity Ratio (A. divided by B.)		to 1.00

Minimum Required:		1.15 to 1.00

Compliance?		Yes: No:

III.	Section 5.7(c) – Minimum Cash Balance.

Cash Balance as of the Statement Date	$
Minimum Required:

From the Closing Date through October 30, 2004:		$275,000
From October 31, 2004 through January 30, 2005:		$300,000
From January 31, 2005 through April 29, 2005:		$325,000
From April 30, 2005 through July 30, 2005:		$350,000
From July 31, 2005 through October 30, 2005:		$375,000
Thereafter, increasing by an additional $25,000,000 on the last day of each fiscal quarter.
	$

Compliance?		Yes: No:

EXHIBIT D

FORM OF

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (this “Assignment Agreement”) between                                  (the “Assignor”) and                                  (the “Assignee”) is dated as of             , 20    . The parties hereto agree as follows:

1. Preliminary Statement. Assignor is a party to a Credit Agreement, dated as of October 12, 2004 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”), among BEA SYSTEMS, INC., a Delaware corporation (“Borrower”), the lenders named on Schedule 1 thereto (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”), and KEYBANK NATIONAL ASSOCIATION, as lead arranger and administrative agent for the Lenders (“Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2. Assignment and Assumption. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, an interest in and to Assignor’s rights and obligations under the Credit Agreement, effective as of the Assignment Effective Date (as hereinafter defined), equal to the percentage interest specified on Annex 1 hereto (hereinafter, “Assignee’s Percentage”) of Assignor’s right, title and interest in and to (a) the Commitment of Assignor as set forth on Annex 1 hereto (hereinafter, the “Assigned Amount”), (b) any Loan made by Assignor that is outstanding on the Assignment Effective Date, (c) any Note delivered to Assignor pursuant to the Credit Agreement, and (d) the Credit Agreement and the other Related Writings. After giving effect to such sale and assignment and on and after the Assignment Effective Date, Assignee shall be deemed to have a “Commitment Percentage” under the Credit Agreement equal to the Commitment Percentage set forth in subpart II.A on Annex 1 hereto.

3. Assignment Effective Date. The Assignment Effective Date (the “Assignment Effective Date”) shall be [                         ,             ] (or such other date agreed to by Agent). On or prior to the Assignment Effective Date, Assignor shall satisfy the following conditions:

(a) receipt by Agent of this Assignment Agreement, including Annex 1 hereto, properly executed by Assignor and Assignee and accepted and consented to by Agent and, if necessary pursuant to the provisions of Section 10.10(a) of the Credit Agreement, by Borrower;

(b) receipt by Agent from Assignor of a fee of Three Thousand Five Hundred Dollars ($3,500), if required by Section 10.10 of the Credit Agreement;

(c) receipt by Agent from Assignee of an administrative questionnaire, or other similar document, which shall include (i) the address for notices under the Credit Agreement, (ii) the address of its Lending Office, (iii) wire transfer instructions for delivery of funds by Agent, (iv) and such other information as Agent shall request; and

(d) receipt by Agent from Assignor or Assignee of any other information required pursuant to Section 10.10 of the Credit Agreement or otherwise necessary to complete the transaction contemplated hereby.

4. Payment Obligations. In consideration for the sale and assignment of Loans hereunder, Assignee shall pay to Assignor, on the Assignment Effective Date, the amount agreed to by Assignee and Assignor. Any interest, fees and other payments accrued prior to the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other part any interest, fees or other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and to pay the other party any such amounts which it may receive promptly upon receipt thereof.

5. Credit Determination; Limitations on Assignor’s Liability. Assignee represents and warrants to Assignor, Borrower, Agent and the Lenders (a) that it is capable of making and has made and shall continue to make its own credit determinations and analysis based upon such information as Assignee deemed sufficient to enter into the transaction contemplated hereby and not based on any statements or representations by Assignor, (b) Assignee confirms that it meets the requirements to be an assignee as set forth in Section 10.10 of the Credit Agreement; (c) Assignee confirms that it is able to fund the Loans as required by the Credit Agreement; (d) Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the Related Writings are required to be performed by it as a Lender thereunder; and (e) Assignee represents that it has reviewed each of the Loan Documents. It is understood and agreed that the assignment and assumption hereunder are made without recourse to Assignor and that Assignor makes no representation or warranty of any kind to Assignee and shall not be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of the Credit Agreement or any Related Writings, (ii) any representation, warranty or statement made in or in connection with the Credit Agreement or any of the Related Writings, (iii) the financial condition or creditworthiness of Borrower or Guarantor of Payment, (iv) the performance of or compliance with any of the terms or provisions of the Credit Agreement or any of the Related Writings, (v) the inspection of any of the property, books or records of Borrower, or (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans. Neither Assignor nor any of its officers, directors, employees, agents or attorneys shall be liable for any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans, the Credit Agreement or the Related Writings, except for its or their own bad faith or willful misconduct. Assignee appoints Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof.

6. Indemnity. Assignee agrees to indemnify and hold Assignor harmless against any and all losses, cost and expenses (including, without limitation, attorneys’ fees) and liabilities incurred by Assignor in connection with or arising in any manner from Assignee’s performance or non-performance of obligations assumed under this Assignment Agreement.

7. Subsequent Assignments. After the Assignment Effective Date, Assignee shall have the right pursuant to Section 10.10 of the Credit Agreement to assign the rights which are assigned to Assignee hereunder, provided that (a) any such subsequent assignment does not violate any of the terms and conditions of the Credit Agreement, any of the Related Writings, or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Credit Agreement or any of the Related Writings has been obtained, (b) the assignee under such assignment from Assignee shall agree to assume all of Assignee’s obligations hereunder in a manner satisfactory to Assignor and (c) Assignee is not thereby released from any of its obligations to Assignor hereunder.

8. Reductions of Aggregate Amount of Commitments. If any reduction in the Total Commitment Amount occurs between the date of this Assignment Agreement and the Assignment Effective Date, the percentage of the Total Commitment Amount assigned to Assignee shall remain the percentage specified in Section 1 hereof and the dollar amount of the Commitment of Assignee shall be recalculated based on the reduced Total Commitment Amount.

9. Acceptance of Agent; Notice by Assignor. This Assignment Agreement is conditioned upon the acceptance and consent of Agent and, if necessary pursuant to Section 10.10 of the Credit Agreement, upon the acceptance and consent of Borrower; provided, that the execution of this Assignment Agreement by Agent and, if necessary, by Borrower is evidence of such acceptance and consent.

10. Entire Agreement. This Assignment Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

11. Governing Law. This Assignment Agreement shall be governed by the laws of the State of Ohio, without regard to conflicts of laws.

12. Notices. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth under each party’s name on the signature pages hereof.

[Remainder of page intentionally left blank.]

13. JURY TRIAL WAIVER. EACH OF THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG AGENT, ANY OF THE LENDERS, AND BORROWER, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS INSTRUMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED HERETO.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

ASSIGNOR:

Address:	_________________________________		___________________________________________________________

_________________________________

	Attn:	_________________________	By:
	Phone:	_________________________	Name:
	Fax:	_________________________	Title:

Address:	_________________________________		ASSIGNEE:

	_________________________________		___________________________________________________________

	Attn:	_________________________	By:
	Phone:	_________________________	Name:
	Fax:	_________________________	Title:
Accepted and Consented to this day of , 20 :
KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

Accepted and Consented to this day of , 20 :

BEA SYSTEMS, INC.

By:
Name:
Title:

ANNEX 1

TO

ASSIGNMENT AND ACCEPTANCE AGREEMENT

On and after the Assignment Effective Date, the Commitment of Assignee, and, if this is less than an assignment of all of Assignor’s interest, Assignor, shall be as follows:

I. INTEREST OF ASSIGNOR BEING ASSIGNED TO ASSIGNEE

A. Assignee’s Percentage	%

B. Assigned Amount	$

II. ASSIGNEE’S COMMITMENT (as of the Assignment Effective Date)

A. Assignee’s Commitment Percentage under the Credit Agreement	%

B. Assignee’s Commitment Amount under the Credit Agreement	$

III. ASSIGNOR’S COMMITMENT (as of the Assignment Effective Date)

A. Assignor’s Commitment Percentage under the Credit Agreement	%

B. Assignor’s Commitment Amount under the Credit Agreement	$

EXHIBIT E

BORROWER INVESTMENT POLICY

EXHIBIT F

FORM OF

GUARANTY OF PAYMENT

FORM OF

GUARANTY OF PAYMENT

This GUARANTY OF PAYMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made as of the 12th day of October, 2004, by [                                         ], a [                    ] [corporation][limited partnership] [limited liability company] (“Guarantor”) in favor of KEYBANK NATIONAL ASSOCIATION, as the lead arranger and administrative agent under the Credit Agreement, as hereinafter defined (“Agent”), for the benefit of the Lenders, as hereinafter defined.

1. Recitals.

BEA SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, “Borrower”) is entering into that certain Credit Agreement, dated as of October 12, 2004 with the lenders listed on Schedule 1 thereto (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”) and Agent (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”). Guarantor desires that the Lenders grant the financial accommodations to Borrower as described in the Credit Agreement.

Guarantor, an affiliate of Borrower whose financing is provided by the Loans, as defined in the Credit Agreement, deems it to be in the direct pecuniary and business interests of Guarantor that Borrower obtain from the Lenders the Commitment, as defined in the Credit Agreement, and the Loans provided for in the Credit Agreement.

Guarantor understands that the Lenders are willing to enter into the Credit Agreement only upon certain terms and conditions, one of which is that Guarantor guarantee the payment of the Obligations, as hereinafter defined, and this Agreement is being executed and delivered in consideration of each financial accommodation granted to Borrower by the Lenders and for other valuable considerations.

2. Definitions. Except as specifically defined herein, capitalized terms used herein that are defined in the Credit Agreement shall have their respective meanings ascribed to them in the Credit Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Collateral” shall mean, collectively, all property, if any, securing the Obligations or any part thereof at the time in question.

“Obligations” shall mean, collectively, (a) all Indebtedness and other obligations incurred by Borrower to Agent or any Lender pursuant to the Credit Agreement, and includes the principal of and interest on all Loans; (b) each extension, renewal or refinancing of any of the foregoing, in whole or in part; (c) the commitment fees, any prepayment fees and any other fees payable pursuant to the Credit Agreement; and (d) every other liability, now or hereafter owing to Agent or any Lender by any Company pursuant to the Credit Agreement or any other Loan Document.

“Obligor” shall mean any Person that, or any of whose property, is or shall be obligated on the Obligations or any part thereof in any manner and includes, without limiting the generality of the foregoing, Borrower or Guarantor, and any other co-maker, endorser, guarantor of payment, subordinating creditor, assignor, grantor of a security interest, pledgor, mortgagor or any hypothecator of property, if any.

3. Guaranty of the Obligations. Guarantor hereby absolutely and unconditionally guarantees (as a guaranty of payment and not merely a guaranty of collection) the prompt payment in full of all of the Obligations as and when the respective parts thereof become due and payable. If the Obligations, or any part thereof, shall not be paid in full when due and payable, Agent, on behalf of the Lenders, in each case, shall have the right to proceed directly against Guarantor under this Agreement to collect the payment in full of the Obligations, regardless of whether or not Agent, on behalf of the Lenders, shall have theretofore proceeded or shall then be proceeding against Borrower or any other Obligor or Collateral, if any, or any of the foregoing, it being understood that Agent, on behalf of the Lenders, in its sole discretion, may proceed against any Obligor and any Collateral, and may exercise each right, power or privilege that Agent or the Lenders may then have, either simultaneously or separately, and, in any event, at such time or times and as often and in such order as Agent, on behalf of the Lenders, in its sole discretion, may from time to time deem expedient to collect the payment in full of the Obligations. Guarantor agrees that all payments made by Guarantor under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of any Taxes or Other Taxes, in accordance with Section 3.2 of the Credit Agreement.

4. Payments Conditional. Whenever Agent or any Lender shall credit any payment to the Obligations or any part thereof, whatever the source or form of payment, the credit shall be conditional as to Guarantor unless and until the payment shall be final and valid as to all the world. Without limiting the generality of the foregoing, Guarantor agrees that if any check or other instrument so applied shall be dishonored by the drawer or any party thereto, or if any proceeds of Collateral or payment so applied shall thereafter be recovered by any trustee in bankruptcy or any other Person, each Lender, in each case, may reverse any entry relating thereto on its books and Guarantor shall remain liable therefor, even if such Lender may no longer have in its possession any instrument evidencing the Obligations to which the payment in question was applied.

5. Guarantor’s Obligations Absolute and Unconditional. Regardless of the duration of time, regardless of whether Borrower may from time to time cease to be indebted to the Lenders and irrespective of any act, omission or course of dealing whatever on the part of Agent or any Lender, Guarantor’s liabilities and other obligations under this Agreement shall remain in full effect until the payment in full of the Obligations. Without limiting the generality of the foregoing:

5.1. Lenders Have No Duty to Make Advances. Without limiting the obligations of Agent and the Lenders under the Credit Agreement, no Lender shall at any time be under any duty to Guarantor to grant any financial accommodation to Borrower, irrespective of any duty or commitment of any of the Lenders to Borrower, or to follow or direct the application of the proceeds of any such financial accommodation;

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5.2. Guarantor’s Waiver of Notice, Presentment. Guarantor waives (a) notice of the granting of any Loan to Borrower or the incurring of any other Indebtedness by Borrower or the terms and conditions thereof, (b) presentment, demand for payment and notice of dishonor of the Obligations or any part thereof, or any other Indebtedness incurred by Borrower to any of the Lenders, (c) notice of any indulgence granted to any Obligor, and (d) any other notice to which Guarantor might, but for this waiver, be entitled;

5.2.1. Guarantor waives and agrees not to assert to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable California law limiting the ability of or exonerating guarantors or sureties, or which may conflict with the terms of this Agreement, including any rights and defenses which are or may become available to Guarantor by reason of California Civil Code §§2787 through 2855, 2899 and 3433. Notwithstanding anything contained in this Agreement, such waivers by Guarantor with respect to Sections 2847, 2848 and 2849 of the California Civil Code shall only be effective until all Obligations (other than inchoate indemnity obligations) have been paid in full. As provided below, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio. The foregoing is included solely out of an abundance of caution, and shall not be construed to mean that any of the above referenced provisions of California law are in any way applicable to this Agreement or the Obligations.

5.2.2. Guarantor shall not have any right to require Agent or the Lenders to obtain or disclose any information with respect to (a) the financial condition or character of Borrower or the ability of Borrower to pay and perform the Obligations; (b) the Obligations; (c) the Collateral; (d) the existence or nonexistence of any other guarantees of all or any part of the Obligations; (e) any action or inaction on the part of Agent or the Lenders or any other Person; or (f) any other matter, fact or occurrence whatsoever.

5.3. Lenders’ Rights Not Prejudiced by Action or Omission. Agent and the Lenders, in their sole discretion, may, pursuant to the Credit Agreement, without any prejudice to their rights under this Agreement, at any time or times, without notice to or the consent of Guarantor, (a) grant Borrower whatever financial accommodations that Agent and the Lenders may from time to time deem advisable, even if Borrower might be in default in any respect and even if those financial accommodations might not constitute Indebtedness the payment of which is guaranteed hereunder, (b) assent to any renewal, extension, consolidation or refinancing of the Obligations, or any part thereof, (c) forbear from demanding security, if Agent and the Lenders shall have the right to do so, (d) release any Obligor or Collateral or assent to any exchange of Collateral, if any, irrespective of the consideration, if any, received therefor, (e) grant any waiver or consent or forbear from exercising any right, power or privilege that Agent and the Lenders may have or acquire, (f) assent to any amendment, deletion, addition, supplement or other modification in, to or of any writing evidencing or securing any of the Obligations or pursuant to which any of the Obligations are created, (g) grant any other indulgence to any Obligor, (h) accept any Collateral for, or any other Obligor upon, the Obligations or any part thereof, and (i) fail, neglect or omit in any way to realize upon any Collateral, to perfect any security interest with respect to Collateral, or to protect the Obligations or any part thereof or any Collateral therefor;

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5.4. Liabilities Survive Guarantor’s Dissolution. Guarantor’s liabilities and other obligations under this Agreement shall survive any dissolution of Guarantor; and

5.5. Liabilities Absolute and Unconditional. Guarantor’s liabilities and other obligations under this Agreement shall be absolute and unconditional irrespective of any lack of validity or enforceability of the Credit Agreement, any Note, any Loan Document or any other agreement, instrument or document evidencing the Loans or related thereto, or any other defense available to Guarantor in respect of this Agreement (other than the payment in full of the Obligations).

6. Representations and Warranties. Guarantor represents and warrants to Agent and each of the Lenders that (a) Guarantor is a duly [organized][formed] and validly existing [corporation][limited partnership][limited liability company], in [good standing][full force and effect] under the laws of the state of its [incorporation][formation] (as referenced in the first paragraph of this Agreement), and is qualified to do business in each state where a failure to so qualify would have a Material Adverse Effect; (b) Guarantor has legal power and right to execute and deliver this Agreement and to perform and observe the provisions hereof; (c) the [officers][general partner[s]][members] executing and delivering this Agreement on behalf of Guarantor have been duly authorized to do so, and this Agreement, when executed, is legal and binding upon Guarantor in every respect; (d) except for matters described or referenced in the Credit Agreement or any Schedule thereto, no litigation or proceeding is pending or threatened against Guarantor before any court or any administrative agency that, in Guarantor’s opinion is reasonably expected to have a Material Adverse Effect on Guarantor; (e) Guarantor has received consideration that is the reasonable equivalent value of the obligations and liabilities that Guarantor has incurred to Agent, for the benefit of the Lenders; (f) Guarantor is not insolvent, as defined in any applicable state or federal statute, nor will Guarantor be rendered insolvent by the execution and delivery of this Agreement to Agent and the Lenders; (g) Guarantor is not engaged or about to engage in any business or transaction for which the assets retained by Guarantor are or will be an unreasonably small amount of capital, taking into consideration the obligations to the Lenders incurred hereunder; and (h) Guarantor does not intend to, nor does Guarantor believe that Guarantor will, incur debts beyond Guarantor’s ability to pay such debts as they mature.

7. Disability of Obligor. Without limiting the generality of any of the other provisions hereof, Guarantor specifically agrees that upon the occurrence and during the continuance of an Event of Default, Agent and the Required Lenders, in their sole discretion (but subject to the terms of the Credit Agreement), may declare the unpaid principal balance of and accrued interest on the Obligations to be forthwith due and payable in full without notice. Upon the occurrence and during the continuance of any of the events enumerated in the immediately preceding sentence, Guarantor shall, upon demand of Agent, on behalf of the Lenders, whenever made, pay to Agent, for the benefit of the Lenders, an amount equal to the then unpaid principal balance of and accrued interest on the Obligations.

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8. Subordination of Guarantor’s Rights Against Borrower and Collateral. To the extent permitted by law, Guarantor hereby subordinates to payment in full of the Obligations (other than inchoate indemnity obligations) any claim or other right that Guarantor might now have or hereafter acquire against Borrower or any other Obligor that arises from the existence or performance of Guarantor’s liabilities or other obligations under this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of Agent or any Lender against Borrower or any Collateral that Agent or any Lender now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law.

9. Maximum Liability of Guarantor. Anything in this Agreement to the contrary notwithstanding, in no event shall the amount of Guarantor’s liability hereunder exceed the maximum amount that (after giving effect to the incurring of the obligations hereunder and to any rights to contribution of Guarantor from other affiliates of Borrower) would not render the rights to payment of Agent and the Lenders hereunder void, voidable or avoidable under any applicable fraudulent transfer law.

10. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Obligations is stayed, upon the insolvency, bankruptcy or reorganization of Borrower or any other Person, or otherwise, all such amounts shall nonetheless be payable by Guarantor immediately upon demand by Agent.

11. Notice. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Guarantor, mailed or delivered to it, addressed to it at the address specified on the signature page of this Agreement, if to Agent or any Lender, mailed or delivered to it, addressed to the address of Agent or such Lender specified on the signature pages of the Credit Agreement, or, as to each party, at such other address as shall be designated by such party in written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or two Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that notices from Guarantor to Agent or any Lender pursuant to any of the provisions hereof shall not be effective until received by Agent or such Lender.

12. Successors and Assigns. This Agreement shall bind Guarantor and Guarantor’s successors and assigns and shall inure to the benefit of Agent and each Lender and their respective successors and assigns, including (without limitation) each holder of any Note evidencing any of the Obligations.

13. Invalidity. If, at any time, one or more provisions of this Agreement is or becomes invalid, illegal or unenforceable in whole or in part, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14. Entire Agreement. This Agreement constitutes a final written expression of all of the terms of this Agreement, is a complete and exclusive statement of those terms and supersedes all oral representations, negotiations and prior writings, if any, with respect to the subject matter hereof.

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15. Relationship of Parties; Setoffs. The relationship between (a) Guarantor and (b) Agent and the Lenders with respect to this Agreement is and shall be solely that of debtor and creditors, respectively, and Agent and the Lenders shall have no fiduciary obligation toward Guarantor with respect to this Agreement or the transactions contemplated hereby. If and to the extent any payment is not made when due hereunder, Agent and each Lender may setoff and charge from time to time any amount so due against any and all of Guarantor’s accounts or deposits with Agent or such Lender. Provided that no Event of Default has occurred under Section 7.12 of the Credit Agreement, each of the Lenders agrees promptly to notify Guarantor and Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

16. Headings. The headings and subheadings used herein are for convenience of reference only and shall be ignored in interpreting the provisions of this Agreement.

17. Governing Law; Submission to Jurisdiction. The provisions of this Agreement and the respective rights and duties of Guarantor, Agent and the Lenders hereunder shall be governed by and construed in accordance with Ohio law, without regard to principles of conflicts of laws which would result in the application of the law of any other state. Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, any Loan Document or any Related Writing, and Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Guarantor, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any such action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Guarantor agrees that a final, nonappealable judgment in any such action or proceeding in any state or federal court in the State of Ohio shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Remainder of page intentionally left blank.]

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18. JURY TRIAL WAIVER. GUARANTOR, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG AGENT, THE LENDERS, BORROWER AND GUARANTOR, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the parties have executed and delivered this Guaranty of Payment as of the date first set forth above.

Address:	[__________________________________________________________]

By:
Name:
Title:

Signature Page to

Guaranty of Payment

EXHIBIT G

FORM OF

PLEDGE AGREEMENT

FORM OF

PLEDGE AGREEMENT

This PLEDGE AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made as of the 12th day of October, 2004, by [                                         ], a [                    ] [corporation] [limited partnership] [limited liability company] (“Pledgor”), in favor of KEYBANK NATIONAL ASSOCIATION, as the administrative agent under the Credit Agreement, as hereinafter defined (“Agent”), for the benefit of the Lenders, as hereinafter defined.

1. Recitals.

[BEA SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, “Borrower”)][Pledgor] is entering into that certain Credit Agreement, dated as of October 12, 2004, with the lenders listed on Schedule 1 to the Credit Agreement (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”), and Agent (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”). Pledgor desires that the Lenders grant the financial accommodations to [Borrower][Pledgor] as described in the Credit Agreement.

[Pledgor, a subsidiary of Borrower whose financing is provided by the Loans, as defined in the Credit Agreement, deems it to be in the direct pecuniary and business interests of Pledgor that Borrower obtain from the Lenders the Commitment, as defined in the Credit Agreement, and the Loans provided for in the Credit Agreement.]

Pledgor understands that the Lenders are willing to grant such financial accommodations to Borrower only upon certain terms and conditions, one of which is that Pledgor grant to Agent, for the benefit of the Lenders, a security interest in and an assignment of the Collateral, as hereinafter defined, and this Agreement is being executed and delivered in consideration of each financial accommodation granted to [Borrower][Pledgor] by the Lenders and for other valuable considerations.

2. Definitions. Except as specifically defined herein, (a) capitalized terms used herein that are defined in the Credit Agreement shall have their respective meanings ascribed to them in the Credit Agreement and (b) unless otherwise defined in the Credit Agreement, terms that are defined in the Uniform Commercial Code, as in effect from time to time in the State of Ohio (“UCC”), are used herein as so defined. As used in this Agreement, the following terms shall have the following meanings:

“Collateral” shall mean, collectively, (a) the Pledged Securities and each addition, if any, thereto and each substitution, if any, therefor, in whole or in part, (b) the certificates representing the Pledged Securities, and (c) the dividends, cash, instruments and other property distributed in respect of and other proceeds of any of the foregoing.

“Event of Default” shall mean an event or condition that constitutes an Event of Default, as defined in Section 7 hereof.

“Obligations” shall mean, collectively, (a) all Indebtedness and other obligations incurred by Borrower to Agent or any Lender pursuant to the Credit Agreement, and includes the principal of and interest on all Loans; (b) each extension, renewal or refinancing of any of the foregoing, in whole or in part; (c) the commitment fees, any prepayment fees and any other fees payable pursuant to the Credit Agreement; and (d) every other liability, now or hereafter owing to Agent or any Lender by any Company pursuant to the Credit Agreement or any other Loan Document.

“Pledged Securities” shall mean, subject to Section 5 hereof, all of the shares of stock or other equity interest of each First-Tier Material Foreign Subsidiary of Pledgor owned by Pledgor, as listed on Exhibit A hereto, and all additional shares of stock or other equity interest of any other First-Tier Material Foreign Subsidiary of Pledgor owned by Pledgor from time to time or acquired by Pledgor in any manner.

3. Security Interest. Pledgor hereby grants to Agent, for the benefit of the Lenders, a security interest in the Collateral as security for the Obligations. For the better protection of Agent and the Lenders hereunder, Pledgor has executed appropriate transfer powers, in the form of Exhibit B hereto, with respect to the Pledged Securities and, concurrently herewith, is depositing the Pledged Securities and the aforesaid transfer powers with Agent, for the benefit of the Lenders. Pledgor authorizes Agent, on behalf of the Lenders, at any time after the occurrence and during the continuation of an Event of Default, to transfer the Pledged Securities into the name of Agent or Agent’s nominee, but Agent shall be under no duty to do so. Notwithstanding any provision or inference herein or elsewhere to the contrary, Agent shall have no right to vote the Pledged Securities at any time unless and until the occurrence and during the continuation of an Event of Default.

4. Representations and Warranties. Pledgor hereby represents and warrants to Agent and each Lender as follows:

4.1. Pledgor is the legal record and beneficial owner of, and has good and marketable title to, the Pledged Securities, and the Pledged Securities are not subject to any pledge, lien, mortgage, hypothecation, security interest, charge, option, warrant or other encumbrance whatsoever, nor to any agreement purporting to grant to any third party a security interest in the property or assets of Pledgor that would include such Pledged Securities, except the security interest created by this Agreement or otherwise securing only Agent and the Lenders.

4.2. All of the Pledged Securities have been duly authorized and validly issued, and are fully paid and non-assessable.

4.3. Pledgor has full power, authority and legal right to pledge all of the Pledged Securities pursuant to the terms of this Agreement.

4.4. No consent, license, permit, approval or authorization, filing or declaration with any Governmental Authority, and no consent of any other Person, is required to be obtained by Pledgor in connection with the pledge of the Pledged Securities hereunder, that has not been obtained or made, and is not in full force and effect, except as may be required in connection with the perfection of the security interests hereunder pursuant to the UCC, in connection with any disposition by applicable laws governing the offering and sale of securities generally and except, with respect to any Pledged Securities of a First-Tier Material Foreign Subsidiary, compliance with any applicable laws of the jurisdiction of incorporation or formation of such First-Tier Material Foreign Subsidiary.

4.5. The pledge and delivery of the Pledged Securities hereunder creates a valid first lien on, and a first perfected security interest in, the Pledged Securities and the proceeds thereof under the UCC.

4.6. The Pledged Securities, on the effective date of this Agreement, or at any time thereafter while this Agreement is in effect, shall constitute no more than sixty-five percent (65%) of the outstanding shares of stock or other equity interests of each First-Tier Material Foreign Subsidiary’s stock or other equity interest pledged in accordance with Section 5 hereof. For this purpose, the amount of stock or equity interests pledged shall be measured by reference to the total combined voting power of all classes of stock entitled to vote and issued by such First-Tier Material Foreign Subsidiary.

4.7. Pledgor fully anticipates that the Obligations will be repaid without the necessity of selling the Pledged Securities.

4.8. Pledgor has received consideration that is the reasonable equivalent value of the obligations and liabilities that Pledgor has incurred to Agent and the Lenders. Pledgor is not insolvent, as defined in any applicable state or federal statute, nor will Pledgor be rendered insolvent by the execution and delivery of this Agreement to Agent, for the benefit of the Lenders. Pledgor is not engaged or about to engage in any business or transaction for which the assets retained by Pledgor are or will be an unreasonably small amount of capital, taking into consideration the obligations to Agent and the Lenders incurred hereunder. Pledgor does not intend to incur debts beyond Pledgor’s ability to pay them as they mature.

5. Foreign Subsidiaries. Notwithstanding anything in this Agreement to the contrary, Pledgor shall not be required to pledge more than, and the pledge contemplated hereby shall be limited to, sixty-five percent (65%) of the outstanding shares of stock or other equity interest of any First-Tier Material Foreign Subsidiary if Pledgor is not required to do so pursuant to Section 5.19 of the Credit Agreement.

6. Additional Covenants of Pledgor.

6.1. Pledgor covenants and agrees to defend the right, title and security interest of Agent and the Lenders in and to the Pledged Securities and the proceeds thereof, and to maintain and preserve the lien and security interest provided for by this Agreement against the claim and demands of all Persons, so long as this Agreement shall remain in effect.

6.2. Pledgor covenants and agrees not to sell, assign, transfer, exchange or otherwise dispose of or grant any option with respect to, or create, incur or permit to exist any pledge, lien,

mortgage, hypothecation, security interest, charge, option or any other encumbrance with respect to any of the Pledged Securities, or any interest therein, or any proceeds thereof, except for the lien and security interest provided for by this Agreement and any security agreement securing only Agent and the Lenders, except as permitted under the Credit Agreement.

6.3. Pledgor covenants and agrees (a) to cooperate, in good faith, with Agent and the Lenders and to do or cause to be done all such other acts as may be reasonably necessary to enforce the rights of Agent and the Lenders under this Agreement, (b) not to take any action, or to fail to take any action that would be materially adverse to the interest of Agent and the Lenders in the Collateral and hereunder, and (c) to make any sale or sales of any portion or all of the Pledged Securities valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales at Pledgor’s expense.

6.4. Pledgor waives and agrees not to assert to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable California law limiting the ability of or exonerating guarantors or sureties, or which may conflict with the terms of this Agreement, including any rights and defenses which are or may become available to Pledgor by reason of California Civil Code §§2787 through 2855, 2899 and 3433. Notwithstanding anything contained in this Agreement, such waivers by Pledgor with respect to Sections 2847, 2848 and 2849 of the California Civil Code shall only be effective until all Obligations (other than inchoate indemnity obligations) have been paid in full. As provided below, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio. The foregoing is included solely out of an abundance of caution, and shall not be construed to mean that any of the above referenced provisions of California law are in any way applicable to this Agreement or the Obligations.

[6.5. Pledgor shall not have any right to require Agent or the Lenders to obtain or disclose any information with respect to (a) the financial condition or character of Borrower or the ability of Borrower to pay and perform the Obligations; (b) the Obligations; (c) the Collateral; (d) the existence or nonexistence of any guarantees of all or any part of the Obligations; (e) any action or inaction on the part of Agent or the Lenders or any other Person; or (f) any other matter, fact or occurrence whatsoever.]

7. Events of Default.

7.1. The occurrence of an Event of Default, as defined in the Credit Agreement, shall constitute an Event of Default.

7.2. Upon the occurrence and during the continuation of an Event of Default hereunder, and at all times thereafter, to the maximum extent permitted by applicable law, Agent may, with the consent of the Required Lenders, sell, assign, transfer and deliver any of the Collateral, at any time, or from time to time and exercise the other rights and remedies set forth in this Section 7.2. No prior notice need be given to Pledgor or to any other Person in the case of any sale of Collateral that Agent determines to be declining speedily in value or that is customarily sold in any securities exchange, over-the-counter market or other recognized market, but in any other case Agent shall give Pledgor no fewer than ten days prior notice of either the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made. Pledgor waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence) waives notice of any kind in respect of any such sale. At any such public sale, Agent or any Lender may purchase the Collateral, or any part thereof, free from any right of redemption, all of which rights Pledgor hereby waives and releases. After deducting all costs and expenses, and after paying all claims, if any, secured by liens having precedence over this Agreement, Agent may apply the net proceeds of each such sale to or toward the payment of the Obligations, whether or not then due, in such order and by such division as Agent in its sole discretion may deem advisable. Any excess, to the extent permitted by law, shall be paid to Pledgor, and the obligors on the Obligations shall remain liable for any deficiency. In addition, Agent shall at all times have the right to obtain new appraisals of Pledgor or the Collateral, the cost of which shall be paid by Pledgor.

8. Attorney-In-Fact. Pledgor hereby authorizes and empowers Agent, on behalf of the Lenders, to make, constitute and appoint any officer or agent of Agent as Agent may select, in its exclusive discretion, as Pledgor’s true and lawful attorney-in-fact, with the power to endorse Pledgor’s name on all applications, documents, papers and instruments necessary for Agent to take actions with respect to the Collateral after the occurrence and during the continuation of an Event of Default, including, without limitation, actions necessary for Agent to assign, pledge, convey or otherwise transfer title in or dispose of the Collateral to any Person. Pledgor ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney shall be irrevocable for the life of this Agreement.

[9. Maximum Liability of Pledgor. Anything in this Agreement to the contrary notwithstanding, in no event shall the amount of the Obligations secured by this Agreement exceed the maximum amount that (after giving effect to the incurring of the obligations hereunder and to any rights to contribution of Pledgor from other affiliates of Borrower) would not render the rights to payment of Agent and the Lenders hereunder void, voidable or avoidable under any applicable fraudulent transfer law.]

10. Costs and Expenses. If Pledgor fails to comply with any of its obligations hereunder, Agent may do so in Pledgor’s name or in Agent’s name, but at Pledgor’s expense, and Pledgor hereby agrees to reimburse Agent and the Lenders in full for all expenses, including reasonable attorneys’ fees, incurred by Agent and the Lenders in protecting, defending and maintaining the Collateral. Without limiting the foregoing, any and all fees, costs and expenses, of whatever kind or nature, including the reasonable attorneys’ fees and expenses incurred in connection with the filing or recording of any documents (including all taxes in connection therewith) in public offices, the payment or discharge of any taxes, maintenance fees, encumbrances or otherwise protecting, maintaining or preserving the Collateral, or in defending or prosecuting any actions or proceedings arising out of or related to the Collateral, shall be borne and paid by Pledgor promptly upon request of Agent.

11. Notice. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Pledgor, mailed or delivered to it, addressed to it at the address specified on the signature page of this Agreement, if to Agent or any Lender, mailed or delivered to it, addressed to the address of Agent or any such Lender specified on the signature pages of the Credit Agreement or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or two Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that notices pursuant to any of the provisions hereof shall not be effective until received.

12. Interpretation. Each right, power or privilege specified or referred to in this Agreement is in addition to any other rights, powers and privileges that Agent or the Lenders may have or acquire by operation of law, by other contract or otherwise. No course of dealing in respect of, nor any omission or delay in the exercise of, any right, power or privilege by Agent and the Lenders shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further or other exercise thereof or of any other, as each right, power or privilege may be exercised by Agent and the Lenders either independently or concurrently with other rights, powers and privileges and as often and in such order as Agent and the Lenders may deem expedient. No waiver or consent granted by Agent and the Lenders in respect of this Agreement shall be binding upon Agent and the Lenders unless specifically granted in writing, which writing shall be strictly construed.

13. Successors and Assigns. This Agreement shall be binding upon Pledgor and Pledgor’s successors and assigns and shall inure to the benefit of and be enforceable and exercisable by Agent on behalf of and for the benefit of Agent and the Lenders and their respective successors and assigns.

14. Severability. If, at any time, one or more provisions of this Agreement is or becomes invalid, illegal or unenforceable in whole or in part, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

15. Termination. At such time as the Obligations shall have been irrevocably paid in full (other than inchoate indemnity obligations), the Commitment terminated, and the Credit Agreement terminated and not replaced by any other credit facility with Agent and the Lenders, Pledgor shall have the right to terminate this Agreement. Upon written request of Pledgor, Agent shall promptly execute and deliver to Pledgor appropriate releases with respect to the Collateral and return all of the Pledged Securities to Pledgor and shall execute and deliver to Pledgor such other documents and instruments reasonably requested by Pledgor as shall be necessary to evidence termination of all security interests given by Pledgor to Agent hereunder.

16. Governing Law; Submission to Jurisdiction. The provisions of this Agreement and the respective rights and duties of Pledgor, Agent and the Lenders hereunder shall be governed by and construed in accordance with Ohio law, without regard to principles of conflict of laws. Pledgor hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, any Loan Document or any Related Writing, and Pledgor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Pledgor hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any such action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Pledgor agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Remainder of page intentionally left blank.]

17. JURY TRIAL WAIVER. PLEDGOR, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, PLEDGOR, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Pledge Agreement.

Address:	[______________________________________________]	[__________________________________________________]

[______________________________________________]
Attention:	_______________________________________________	By:
Name:
Title:

Signature Page to

Pledge Agreement

EXHIBIT A

PLEDGED SECURITIES

Name of Subsidiary	Jurisdiction	Shares	Certificate Number	Ownership Percentage
		[______]	[______]

E-1

EXHIBIT B

FORM OF STOCK TRANSFER POWER

FOR VALUE RECEIVED,                                          hereby sells, assigns and transfers unto                      (             ) Shares of the              Capital Stock of                                          standing in                      name on the books of said corporation and represented by Certificate No.              herewith and does hereby irrevocably constitute and appoint                          attorney to transfer the said stock on the books of the within named corporation with full power of substitution in the premises.

__________________________________________________________________

Dated	By:
Name:
Title:

E-2

Schedule 1

LENDERS	COMMITMENT PERCENTAGE	REVOLVING CREDIT COMMITMENT AMOUNT	MAXIMUM AMOUNT
KeyBank National Association	25.58%	$55,000,000	$55,000,000
Wells Fargo Bank, N.A.	18.60%	$40,000,000	$40,000,000
ABN AMRO Bank N.V.	16.28%	$35,000,000	$35,000,000
Bank of America, N.A.	16.28%	$35,000,000	$35,000,000
Comerica Bank	16.28%	$35,000,000	$35,000,000
Sumitomo Mitsui Banking Corp., New York	6.98%	$15,000,000	$15,000,000

Total Commitment Amount	100.00%	$215,000,000	$215,000,000

S-1

Schedule 2

BEA SYSTEMS, INC.

Guarantors of Payment

None

Schedule 3

BEA SYSTEMS, INC.

Pledged Securities

BEA Systems Ireland Holding Ltd. (Ireland)

BEA Systems Limited (UK)

BEA Systems Europe GmbH (Germany)

2

Schedule 5.8

BEA SYSTEMS, INC.

Indebtedness

(000’s)

4% Convertible Notes Due 12/15/2006	$550,000
Long-term debt and accrued liabilities related to land lease(1)	211,657
Letters of Credit outstanding	6,552

Total Indebtedness	$768,209

(1)	Debt to be paid off as of closing date of this Agreement

3